CONFIDENTIAL MEMORANDUM                           COPY NO.
                                                          ----------------------

DATED: April 22, 2004                             NAME OF OFFEREE
                                                                 ---------------


                          RIDGEWOOD ENERGY K FUND, LLC
                         Gulf of Mexico Natural Gas Fund

                        267 Shares of Beneficial Interest
                          Offered at $150,000 Per Share
                         Minimum Offering of $1,500,000
                         Maximum Offering of $40,050,000

Ridgewood Energy K Fund, LLC, a Delaware Limited Liability Company (the "Fund"), has been organized to acquire interests primarily in natural gas properties located in the U.S. waters of the Gulf of Mexico. The Manager of the Fund (the "Manager") is Ridgewood Energy Corporation, a Delaware corporation. The Fund is offering an aggregate of 267 Shares of beneficial interest ("Shares") at a purchase price of $150,000 per Share. See Terms of the Offering.

------------------------------------------------------------------------------------------------------------------------
                                                                                            Funds Available for
                                                            Organizational and              Gas Investments and
           Shares                Price to Investors         Offering Expenses**               Fund Operations
------------------------------------------------------------------------------------------------------------------------
         Minimum 10                  $ 1,500,000                $  255,000                      $ 1,245,000
        Maximum 267 *                $40,050,000                $6,808,500                      $33,241,500
------------------------------------------------------------------------------------------------------------------------

*The Fund in its discretion may expand the maximum offering to 534 Shares. **Expenses incurred in the offer and sale of the Shares, including commissions, placement, legal, accounting, printing and filing fees, and a one-time investment fee to the Manager.

THIS INVESTMENT IS SPECULATIVE AND NON-LIQUID AND INVOLVES A HIGH DEGREE OF RISK, INCLUDING:

o    Severe restrictions on transferability of the Shares.
o Drilling to establish productive natural gas wells is highly risky and the investment in wells could be completely lost.
o The Manager may have material conflicts of interest and has total control of the Fund.
o The significant federal and state income tax benefits of investing in the Fund and the applicable laws may be changed at any time.

There are many other risks as explained at Risk Considerations. Purchases will be accepted only from persons meeting the requirements set forth under Investor Suitability Standards.

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY. NO REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONFIDENTIAL MEMORANDUM OR THE OFFER AND SALE OF THESE SHARES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        RIDGEWOOD SECURITIES CORPORATION
                               947 Linwood Avenue
                           Ridgewood, New Jersey 07450
                                 (201) 447-9000

                                  SHORT SUMMARY
                          RIDGEWOOD ENERGY K FUND, LLC
                         Gulf of Mexico Natural Gas Fund


Securities Offered:            267 Shares ($150,000 per Share)

Amount Offered:                Maximum:  $40,050,000        Minimum:  $1,500,000

The K Fund                     The K Fund is a continuation of the series of
Continues a Series of          Ridgewood  Energy "Alphabet Funds" invested
Gulf of Mexico                 in the Gulf of Mexico which began with the B
Natural Gas Funds:             Fund in 1992,  the C Fund, the D Fund, the E
                               Fund,  the F Fund,  the G Fund,  the H Fund, the
                               I Fund and, most recently, with the J Fund, which closed in March 2004. The Alphabet Funds have invested exclusively in major natural gas projects in the Gulf of Mexico in partnership with major oil and gas companies

Natural Gas Prices             The average  price of natural gas for the past
Doubled:                       year is more than double the average price in the
                               decade of the 1990s.

Long Term Gas                  The demand for natural gas is expected to
Shortages:                     continue to exceed  supply for the  foreseeable
                               future, sustaining high prices.

Gulf of Mexico                 Major oil and gas companies focus their domestic
Discoveries:                   drilling activities in the United States waters
                               of the Gulf of Mexico as the primary North
                               American region with (i) potentially significant quantities of natural gas, combined with, (ii) an existing pipeline infrastructure enabling a fast track to rapid production and early cash flow.

Only Ridgewood                 Ridgewood Energy was founded in 1982, and
                               Ridgewood Energy Funds have been investing in the Gulf of Mexico since 1986. Ridgewood Energy is the only program sponsor in the United States consistently offering high net worth individuals direct, institutional quality offshore natural gas investments in partnership with experienced independent and major energy companies.

Track Record of                               Date       First          April       Dividends For        Cumulative
"Alphabet Funds":                             Close     Dividend       Monthly        12 Months       Dividends April
                                              -----     --------      Dividend*      Ended April           2004*
                                                                      ---------        2004*              -----
                                                                                       ----
                             B Fund           3/92        2/93          3.2%             26%               236%
                             C Fund          10/92        2/93          3.2%             26%               236%
                             D Fund           7/98        9/99            -               5%                99%
                             E Fund           6/99        9/99         7.82%             75%               346%
                             F Fund           6/00       12/00         2.33%             31%               107%
                             G Fund           7/01        2/02         4.75%             62%               107%
                             H Fund           9/03        4/04         2.04%              2%                 2%
                             I Fund          12/03           -            -             N/A               N/A
                             J Fund          03/04           -            -             N/A               N/A

                               * Percentages include dividends expected to be
                                 paid on or about April 15, 2004.

                               The B Fund and C Fund which were formed in 1992 produced much of their gas in the mid-1990's when gas prices were much lower. For 12 year old Funds, they continue with relatively high dividends. The E Fund, which has averaged 75% per year since commencing dividends in September 1999, increased dividends to approximately 7.5% per month commencing November 2003. The increase for the E Fund derives from a successful reworking of a well in July 2003.

                               The G Fund increased dividends in November 2003 to approximately 7.5% per month as a result of the successful completion of another well in July 2003. The H Fund is expected to begin dividends in April 2004.

                               The performance of prior Ridgewood Energy
                               Alphabet Funds does not predict success of or guarantee similar results for the K Fund. (See Risk Considerations and Exhibit B Track Record.)

Proposed Activities            The investment objective of the Fund is to
Gulf of Mexico                 generate current cash flow for distribution to
Natural Gas Projects:          Investors from the acquisition, drilling,
                               completing and development of natural gas prospects in the U.S. waters off Texas and Louisiana in the Gulf of Mexico. The Fund will build a balanced portfolio of natural gas projects ("Projects") which may include one or more of the following:

                               o Lower risk developmental projects which are already connected to the natural gas pipelines, or which are near the pipeline infrastructure and can be connected quickly.

                               o Higher risk exploratory projects which may include deep drilling below 15,000 feet and which have very high economic potential and which may be near the pipeline infrastructure. The higher risk projects would, if successful, generally include a substantial amount of development capital which would have lower risk, but at the same time, greater economic potential.

                               o Non-Consent Interests, which may include interests acquired from prior Ridgewood Energy Programs.

                               o Ownership, development, construction, installation, acquisition, and/or operation of natural gas infrastructure assets, including pipelines, equipment and other assets, located or to be located in the offshore waters of the Gulf of Mexico, that are used to gather, process, transport and market natural gas and natural gas liquids.

Tax Benefits:                  The Fund's interests in the Projects may generate
                               significant drilling deductions, depreciation deductions and depletion allowances. Tax benefits from the K Fund may shelter a large part or all of the income from the Prior Ridgewood Energy
                               Programs for existing Ridgewood Shareholders.

Summary:                       I.   Long  term  supplies  of  natural  gas  is
                                    the  commodity  to  own  due to  supply
                                    shortages which have resulted in high prices

                               II.  The United States waters of the Gulf of
                                    Mexico is the place to own gas wells

                               III. Ridgewood Energy offers institutional
                                    quality investments to high net worth
                                    individuals.

Sharing of Program
Income and Gain:               Investors:                                   85%
                               Manager:                                     15%

Use of Proceeds:               Acquisition, Drilling and Completion
                               Activities and Fund Operations:              83%

                               Syndication Fees and Closing Costs:          17%

THE INFORMATION CONTAINED IN THIS SHORT SUMMARY IS EXTREMELY GENERAL IN NATURE, IS BASED ON, AMONG OTHER THINGS, FORECASTS OF NATURAL GAS PRICES AND CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS ABOUT DEVELOPMENT PLANS, FUTURE RESULTS OF EXISTING RIDGEWOOD ENERGY PROGRAMS, EXPECTED PRODUCTION RATES, CAPITAL EXPENDITURES AND NATURAL GAS RESOURCE POTENTIAL. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THE ACTUAL RESULTS ACHIEVED BY THE K FUND WILL VARY, PERHAPS SUBSTANTIALLY, FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS SHORT SUMMARY AND COULD BE MATERIALLY WORSE. POTENTIAL INVESTORS MUST REVIEW FULLY THE ENTIRE CONFIDENTIAL OFFERING MEMORANDUM, INCLUDING RISK CONSIDERATIONS AND TRACK RECORD, TO UNDERSTAND THE MANY RISKS ASSOCIATED WITH AN INVESTMENT IN THE K FUND.

                                TABLE OF CONTENTS


                                                                                                                    PAGE
                                                                                                                    ----

SUMMARY OF PROGRAM.....................................................................................................i
GENERAL................................................................................................................1
INVESTOR SUITABILITY STANDARDS.........................................................................................2
MANAGER................................................................................................................3
PROPOSED ACTIVITIES....................................................................................................4
USE OF PROCEEDS.......................................................................................................11
RISK CONSIDERATIONS...................................................................................................11
         General Risks Related to Natural Gas Exploration, Drilling Pipeline and Operations...........................12
         Particular Risks Related to the Shares.......................................................................16
TERMS OF THE OFFERING.................................................................................................22
PLAN OF DISTRIBUTION..................................................................................................23
PARTICIPATION IN COSTS AND REVENUES...................................................................................24
COMPENSATION..........................................................................................................27
FIDUCIARY RESPONSIBILITIES OF MANAGER.................................................................................28
CONFLICTS OF INTEREST.................................................................................................32
MANAGEMENT............................................................................................................34
TAX ASPECTS...........................................................................................................36
ADDITIONAL ASPECTS OF LLC AGREEMENT...................................................................................67
LIABILITY.............................................................................................................71
OTHER INFORMATION.....................................................................................................72
         General......................................................................................................72
         Authorized Sales Material....................................................................................72
LEGAL MATTERS.........................................................................................................73
LITIGATION AND OTHER PROCEEDINGS......................................................................................73
DEFINITIONS...........................................................................................................78

                                 LIST OF TABLES

USE OF PROCEEDS.......................................................................................................11
COMPENSATION..........................................................................................................27

                                LIST OF EXHIBITS

FORM OF LLC AGREEMENT..........................................................................................EXHIBIT A
RIDGEWOOD ENERGY CORPORATION TRACK RECORD......................................................................EXHIBIT B
FINANCIAL STATEMENTS OF RIDGEWOOD ENERGY CORPORATION...........................................................EXHIBIT C
INVESTOR SUBSCRIPTION BOOKLET (BOUND SEPARATELY)...............................................................EXHIBIT D

                                     GENERAL


         Certain provisions of the Fund's Limited Liability Company Agreement ("LLC Agreement") and Subscription Agreement are summarized in several places throughout this Memorandum. Although the Fund Manager believes that the most important provisions of these legal documents are properly described in this Memorandum, provisions that may be important to you may not be described to your satisfaction. Therefore, if the legal document differs from its description in this Memorandum, the provisions of the legal document will control.

         The DEFINITIONS section begins on page 77.

         You should rely only on the information contained in this document. The Fund has not authorized anyone to provide you with information that is different. However, the Fund understands that you may need additional information before making a decision to buy Shares. The Fund will provide you with any relevant additional information that the Fund has, can obtain or prepare without unreasonable effort or expense. However, you should only rely on that additional information if it is given to you in writing and is signed on behalf of the Fund. Because the Shares are being offered in a private offering, if you receive this Memorandum or other offering materials and do not buy Shares, you agree to return the Memorandum and other materials to us.

         IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE FUND AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SHARES OF THE FUND HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF THE FUND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE LLC AGREEMENT AND UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL HAVE TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

         THE SHARES OF THE FUND ARE BEING OFFERED PURSUANT TO RULE 506 OF REGULATION D PROMULGATED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND THE RELEVANT SECURITIES LAWS AND REGULATIONS OF CERTAIN STATES.

Forward-Looking Statement

         Except for historical information, the Fund has made statements in this Memorandum and its exhibits that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include statements made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Fund or any prior Ridgewood Energy Program. Investors are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates. Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse. Finally, such statements reflect the Fund's current views. The Fund undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events, provided however, that the Fund will undertake to update this Memorandum to reflect events which materially change the nature of this Offering that occur prior to the termination of the Offering.

                         INVESTOR SUITABILITY STANDARDS

AN INVESTMENT IN THE SHARES OF THE FUND IS ILLIQUID AND INVOLVES SIGNIFICANT RISKS AND IS NOT A SUITABLE INVESTMENT FOR ALL PROSPECTIVE INVESTORS. See Risk Considerations.

Investor Qualifications
-----------------------

     The Securities Act of 1933, as amended (the "Act"), the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "Commission") and certain state laws and regulations impose limitations on the persons who may invest in Shares of the Fund and from whom subscriptions may be accepted. Accordingly, the Fund is offering and selling Investor Shares only to "Accredited Investors" (as defined by the Commission), which include

     o individuals whose individual net worth, or joint net worth together with their spouse's, exceeds $1,000,000 at the time of purchase;

     o individuals whose income exceeded $200,000 in each of the two most recent years or whose joint income with their spouses' exceeded $300,000 in each of those years, if they reasonably expect to reach the same income level in the current year;

     o employee benefit plans that either have assets in excess of $5 million or that have the investment decisions made by a plan fiduciary that is a bank, savings and loan association, insurance company or registered investment advisor;

     o self-directed employee benefit plan accounts, if the investment decision is made solely by a person that is an Accredited Investor;

     o banks, trust companies, savings and loan associations and certain other financial institutions, whether acting as fiduciaries or for their own accounts; or

     o any other "Accredited Investor" as that term is defined in the Commission's Regulation D (see Definitions - Accredited Investor).

         IF YOU DO NOT MEET THE REQUIREMENTS DESCRIBED ABOVE, DO NOT READ FURTHER AND RETURN THIS MEMORANDUM TO RIDGEWOOD SECURITIES CORPORATION. IF YOU DO NOT MEET SUCH REQUIREMENTS, THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL SHARES OF THE FUND TO YOU.

         Except in certain limited circumstances, United States federal law prohibits the holding of interests in federal oil and gas leases by persons who are not citizens or nationals of the United States and by entities (including U.S. entities), which are owned or controlled by non-U.S. nationals. Each prospective Investor must represent whether he or she is a citizen or national of the United States or, if the Investor is an entity, whether any controlling interest in it is owned by a person who is not a citizen or national of the United States. The Fund shall have absolute discretion to refuse to accept a subscription from such non-U.S. citizens or entities if necessary to comply with such federal law.

                                     MANAGER

         The Manager of the Fund is Ridgewood Energy Corporation, a Delaware corporation that is wholly owned by Robert E. Swanson. The Manager's principal office is 1314 King Street, Wilmington, Delaware 11021, and its telephone number is (302) 888-7444.

                                EXECUTIVE SUMMARY

         This Executive Summary is provided for the convenience of prospective Investors. It is general in nature and omits many material details that are discussed in the remainder of this Memorandum. Investors must read the entire Memorandum in order to understand the many significant exceptions to the general statements made here.

PROPOSED ACTIVITIES
-------------------

         The primary investment objective of the Fund is to generate current cash flow for distribution to Investors from the acquisition, drilling, completing and development of natural gas prospects in the offshore waters of Texas and Louisiana in the Gulf of Mexico ("Projects" or "the Fund's Projects"). It is impossible at this time to identify specifically the Projects in which the Fund will invest or the drilling and other activities in which the Fund will engage for a variety of reasons. Among these reasons are that the Fund has yet to acquire Working Interests in any natural gas lease and will do so only after this Offering is completed, when the amount of capital available to the Fund is known. The Manager will make decisions as to the management, business, and affairs of the Fund in its sole discretion and judgment as to what is in the best interest of the Fund. The Manager intends to cause the Fund to acquire interests in as many Projects as is possible, given the funds raised, the size of the interest acquired, and risk considerations. The Manager anticipates that all of the Fund's Projects will be located in the offshore waters of the Gulf of Mexico. However, at the present time the Fund has not committed to any specific sites, leases of regions of the Gulf of Mexico. No geological, engineering or other information about any specific area is included in this Memorandum and the Fund is not committing to provide any such information to an Investor. The decision of the Fund to acquire a Project, the size and nature of the interest acquired, and the terms of such acquisition will be based upon evaluations of the various properties conducted by the Manager after consultation with independent geologists or engineers. See Risk Considerations.

         With that background, the Manager of the Fund, in its sole discretion, intends to invest in one or more of the following Projects:

     o Lower risk developmental Projects which are already connected to the natural gas pipelines, or which are near the pipeline infrastructure and can be connected quickly.

     o Higher risk exploratory Projects which may include deep drilling below 15,000 feet and which have very high economic potential but which may be near pipeline infrastructure. The higher risk projects would, if successful, generally include a substantial amount of development capital which would have lower risk, but at the same time, greater economic potential.

     o Non-Consent Interests, which may include interests acquired from prior Ridgewood Energy Programs.

     o Ownership, development, construction, installation, acquisition, and/or operation of natural gas infrastructure assets, including pipelines, equipment and other assets, located or to be located in the offshore waters of the Gulf of Mexico, that are used to gather, process, transport and market natural gas and natural gas liquids.

In addition, the Fund's activities may result in certain tax benefits, consisting principally of deductions for intangible drilling costs, depletion, and depreciation. See, Tax Aspects.

Working Interest in Natural Gas Leases
--------------------------------------

         The Projects that may be acquired by the Fund are expected to be located in the waters of the Gulf of Mexico offshore from Louisiana and Texas located in the Gulf of Mexico on the Outer Continental Shelf ("OCS"). The Fund anticipates that its operations and activities would then be governed by the Outer Continental Shelf Lands Act ("OCSLA"), which was enacted in 1953.

         Under OCSLA, as amended, the federal government has jurisdiction over oil and natural gas development on the OCS. Pursuant to the OCSLA, the Secretary of the Interior is empowered to sell exploration, development and production leases of a defined submerged area of the OCS - a "Block" - through a competitive bidding process. Such activity is conducted by the Minerals Management Services ("MMS"), an agency of the United States Department of Interior. As part of the leasing activity and as required by the OCSLA, the leases auctioned include certain lease terms such as the length of the lease, the amount of royalty to be paid, lease cancellation and suspension, and, to a degree, the "planned activities" of exploration and production to be conducted by the lessee. In addition, the OCSLA grants the Secretary of the Interior continuing oversight and approval authority over exploration plans throughout the term of the lease.

         The winning bidder(s) in the auction - or Lessee(s) - are given a lease by the MMS that grants such lessee the exclusive right to conduct oil and natural gas exploration and production activities within a specific lease Block. The Lessee's rights to conduct such activities are called "Working Interests". Leases in the OCS are generally issued for a primary lease term of 5, 8 or 10 years depending on the water depth of the lease Block. The 5-year lease term is for Blocks in water depths generally less than 400 meters, 8 years for depths between 400 meters to 800 meters, and 10 years for depths in excess of 800 meters. During this "primary lease term", except in limited circumstances,

Lessees are not subject to any particular requirements to conduct exploratory or development activities. However, once a Lessee drills a well and begins production, the lease term is extended for so long as the well continues in commercial production.

         The Lessee of a particular Block, for the term of the lease, has the right to drill and develop exploratory wells and conduct other activities throughout the Block - i.e. Working Interests. If initial wells on the Block are successful, a Lessee (or the Operator) may conduct various geological studies and may determine to drill additional exploratory wells. If an additional exploratory well is to be drilled in the Block, each Lessee owning Working Interests in the Block must be offered the opportunity to participate in, and cover the costs of, such exploratory well up to that particular Lessee's Working Interest ownership percentage. Generally, if the Lessee elects to not participate in the additional well, it will lose its rights to such additional well. The rights of such non-participating Lessee to participate in such additional well in the Block will then either be acquired by the remaining Lessees or sold to third parties. Such rights are called Non-Consent Interests because they arise as a result of an existing Working Interest owner's failure to "consent" to supply additional capital for drilling new wells or other activities. Ultimately, Non-Consent Interests revert back to the original Working Interest owner upon the recoupment by the Non-Consent Interest owner of a penalty amount from the production attributable to the non-consent interest. While the Manager intends to focus primarily on Working Interests, any Non-Consent Interest that the Fund will investigate or invest in will have significant potential for economic returns to Investors.

         Generally, the Working Interests in an offshore gas lease under the OCSLA are burdened by a 16.67% royalty payable to the federal government. Therefore, the net revenue interest of the holders of 100% of the Working Interest in the Projects in which the Fund will invest is approximately 83.33% of the total revenue of the Project, further reduced by any other royalties that apply to a lease block. However, as described below, the MMS has adopted royalty relief for existing OCS leases for those who drill deep gas wells.

MMS Deep Gas Royalty Incentive
------------------------------

         On January 26, 2004, the MMS promulgated new rules providing for incentives for companies to increase deep natural gas production in the Gulf of Mexico ("Royalty Relief Rule"). Under the Royalty Relief Rule, the MMS will suspend royalties otherwise applicable for a certain amount of natural gas production when companies take the risk of exploring and developing deep-gas wells in shallow-water areas that they have already leased. The MMS believes that by providing this royalty suspension incentive for such wells, natural gas production can come online quickly because the infrastructure (i.e., platforms and pipelines) to some degree is already in place. Under the Royalty Relief Rule, lessees will be eligible for royalty relief on their existing leases if they drill for new and deeper reserves at depths greater than 15,000 feet below sea level. In addition, an even larger royalty relief would be available for wells deeper than 18,000 feet.

Public Policy for MMS Royalty Relief
------------------------------------

         The Royalty Relief Rule illustrates a number of extremely important points. The motivation of the government, or the public policy behind the Royalty Relief Rule, is to stimulate exploration for major new gas fields in that part of the US where:

     o Government geologists and industry geologists generally agree that the Gulf of Mexico represents the highest short term potential for discovering major new gas fields in the lower 48 states.
     o These major new gas fields are located on the continental shelf of the Gulf of Mexico where there exists an enormous pipeline infrastructure enabling those gas wells to quickly be brought on production.

         It should be noted that the Royalty Relief Rule does not extend to deep waters of the Gulf of Mexico off the continental shelf. The Royalty Relief Rule is limited to leases in a water depth less than 600 feet. The U.S. Government has leased massive areas of the Gulf in deep waters, and in ultra deep waters, which basically are areas with water depth of 1,000 feet to 10,000 feet. The government did not extend the Royalty Relief Rule to the deep waters and ultra deep waters because there is no pipeline infrastructure in place to quickly bring those discoveries to market. The government gave the royalty relief where gas, if found, can quickly benefit the U.S. economy by coming to market.

         The government wants to encourage significant amounts of new natural gas to be developed and come to market. Basically, the government needs massive amounts of gas to be discovered. Over the past 50 years, many thousands of shallow wells have been drilled on the continental shelf of the Gulf of Mexico. The government does not expect significant massive new discoveries to be found.

         Drilling of the Gulf of Mexico at horizons deeper than 15,000 feet is basically virgin exploratory territory in the Gulf. Only a few percent of the total wells drilled in the Gulf have been deeper than 15,000 feet, and less than 1% of all wells have been drilled deeper than 18,000 feet. See, Risk Considerations.

Improved Seismic Data Reduces Risk for Deeper Drilling
------------------------------------------------------

         Drilling wells deeper than 15,000 feet is technologically feasible, but it is more expensive. (Drilling below 25,000 feet gets technologically more difficult due to extremes of heat and pressure, which challenge traditional drilling techniques and materials). In addition to Royalty Relief for deep wells, two primary reasons for the interest in deeper drilling are:

o        Much higher natural gas prices make projects much more profitable.

o Vastly improved three dimensional seismic data provides more information about geologic structures below 15,000 feet, thereby reducing, but by no means eliminating, the risk involved.

Natural Gas Pipeline and Gathering Infrastructure
-------------------------------------------------

         It was estimated in a report by the National Petroleum Council to the U.S Department of Energy that investment in pipeline and distribution infrastructure, both to maintain existing infrastructure and expand, will average $8 billion per year. Therefore, as demand for natural gas further outstrips supply more pipelines and other gathering infrastructure will be needed. Although the Manager intends to focus primarily on obtaining interests in natural gas wells, opportunities in the area of pipeline and gathering infrastructure may arise. The Manager, in its discretion, may conclude that an investment by the Fund in such infrastructure and activities is in the best interests of the Fund.

         Natural gas midstream activities are essentially the gathering and processing of natural gas. Natural gas gathering systems normally consist of one or more small diameter pipelines that are connected to and deliver raw natural gas from the well head, where is it extracted from the earth, to a central processing point. Once gathered through these pipelines from individual wells to a processing facility, the natural gas is processed so that it can meet the requirements and specifications of and be transported through "downstream" interstate pipelines. Generally, processing facilities remove impurities from the raw natural gas extracted from the wells. Such impurities include certain natural gas liquids (which can be sold separately), water, carbon dioxide or sulfur, which might corrode a steel pipeline, or inert gases, such as helium, that could reduce the energy value of the gas.

         The production and gathering of natural gas are generally not subject to significant government regulation and are exempt from the jurisdiction of the Federal Energy Regulatory Commission ("FERC"), which, among other things, sets the rates that a jurisdictional pipeline can charge for its capacity. Although the Fund will focus primarily on Working Interests, if it does invest in gathering and processing Projects, it will attempt to limit its investments and activities to the natural gas gathering system, which generally is unregulated. The Funds can not guarantee that part of its activities will not involve, even if tangentially, pipelines that could be considered as an interstate pipeline and thus subject to FERC regulation. See, Risk Considerations.

Natural Gas Agreement
---------------------

         As of the date of this Offering, no definitive arrangements have been made for the sale or transportation of natural gas that may be produced from the Projects or transported on any pipelines that the Fund may own. The Fund believes, however, that it is likely that gas from the Projects described herein will have access to pipeline transportation and can be marketed. See, Risk Considerations.

Voluntary Additional Capital Contributions and Supplemental Offering of Shares
------------------------------------------------------------------------------

         The LLC Agreement does not provide for any mandatory assessments of capital from Investors. This means that the Fund cannot require any Investor to contribute more money after such Investor completes his subscription and pays his initial Capital Contributions.

         The Fund anticipates that the net funds to be raised by this Offering will be adequate to pay and provide sufficient reserves for the Fund's share of all costs of acquiring, drilling and completing the Projects described in this Memorandum. However, if the Fund should require additional cash in the future for certain purposes such as drilling, completing and developing additional wells or if the Manager determines that the Fund should participate in drilling, completing, equipping, re-working or re-entering any such additional well ("Additional Well Activities"), the Manager may determine, in its discretion, to fund these Additional Well Activities through the use of Fund cash flow or by borrowing. Alternatively, the Fund may, but is not obligated to, ask Investors, if they desire, to participate in these Additional Well Activities by making voluntary "Additional Capital Contributions".

         If voluntary Additional Capital Contributions are requested by the Fund to fund Additional Well Activities, the Manager will do so through a supplemental offering of shares in the Fund. The LLC Agreement provides the Manager with discretion in determining the nature, scope, amount and terms of such supplemental offering. Such discretion is necessary in order to provide the Manager with sufficient flexibility to fashion such supplemental offering in a way that best responds to the proposed project, as well as market conditions that exist at that time. In any event, the opportunity to participate in such supplemental offering of shares and make Additional Capital Contributions will be apportioned among all Investors in proportion to their initial Capital Contributions. If Investors who elect to make Additional Capital Contributions do not supply all of the necessary Additional Capital Contributions requested, the Manager in its discretion may request the Investors or any group thereof or other persons to fund the shortfall with Additional Capital Contributions or, in certain circumstances, loans.

         An Investor who elects to not participate in any supplemental offering of shares and does not provide Additional Capital Contributions for such Additional Well Activities will have no interest in such Additional Well Activities, but will retain his interest in the Projects in which the Fund has already invested. The failure of an Investor to participate in a supplemental offering may have a dilutive effect on such Investor's investment.

Insurance
---------

         The Fund or Manager will seek to obtain hazard, property, general liability and other insurance in commercially reasonable amounts to cover the Projects, as well as general liability and similar coverage for the Fund's business operations. The Manager has obtained what it believes to be adequate insurance for prior Ridgewood Energy Programs. In this case, there can be no assurance, however, that insurance on the Projects or the Fund will be adequate in scope or amount to protect the Fund from material losses related to the Projects. In addition, the Manager's past practice has been to obtain insurance as a package that is intended to cover most, if not all, of the Ridgewood Energy Programs. While the Manager believes that it has procured insurance sufficient to insure against most risks, the possibility does exist that depending on the occurrence, insurance may not be adequate to cover the entire loss sustained, if any, by the Fund. See Risk Considerations.

Operator
--------

         Currently, the Fund anticipates that any Project in which it may invest will be operated and controlled by an unaffiliated third-party entity acting as Operator for the Projects. The Operator is responsible for drilling, administration and production activities for leases jointly owned by Working Interest owners and acts for the account of all Working Interest owners under the terms of the applicable Operating Agreements. Typically, Operating Agreements limit the Operator's liability and provide for incentives for Working Interest owners to remove an Operator, although the Operator typically may resign at any time. In certain circumstances, Operators will enter into agreements with independent third-party subcontractors and suppliers to provide the various services required for operating leases. The Fund has not discussed or negotiated with any party to act as Operator of any of the Fund's Projects.

Salvage Fund
------------

         As to Projects in which the Fund owns a Working Interest, the Fund will (and may be required by the Operating Agreement to) reserve and set aside each month in a separate interest-bearing account (a "Salvage Fund"), a portion of the Fund's share of net revenue, if any, that the Fund may receive from the production and sale of natural gas from each such Project. The purpose of the Salvage Fund, which is in the nature of a sinking fund, is to provide for the Fund's proportionate share of the anticipated gross cost net of anticipated salvage value ("Anticipated Salvage Cost") of dismantling production platforms and facilities, plugging and abandoning the wells, and removing the platforms, facilities and wells in respect of each of such Projects after their useful life, in accordance with applicable federal and state laws and regulations. There is no assurance that the Salvage Funds will have sufficient assets to meet these requirements, and any unfunded expenses will be a liability of the Fund. Any portion of a Salvage Fund that remains after the Fund pays its share of the actual salvage cost will be distributed to the Shareholders. Payments to each Salvage Fund will reduce the amount of cash distributions that may be made to Shareholders by the Fund.

                                 USE OF PROCEEDS

                                                                Maximum Proceeds*                  Minimum Proceeds
Investment Fee to Manager                                     $1,802,250     (4.5%)          $   67,500         (4.5%)
Selling Commissions                                            3,204,000       (8%)             120,000           (8%)
Placement Agent Fee                                              400,500       (1%)              15,000           (1%)
Organizational,  Distribution  and Offering Fee (including     1,401,750     (3.5%)              52,500         (3.5%)
legal,  accounting,  engineering  and geologic  consulting
fees, printing, filing fees, etc.)
Participation in Properties and Fund Operations
                                                              33,241,500      (83%)           1,245,000          (83%)
Total Proceeds from Offering **                              $40,050,000     (100%)          $1,500,000         (100%)

* The Fund may in its sole discretion expand the offering up to $80,100,000.
** Regardless of the gross proceeds of the Offering, the percentages associated with the Investment Fee (4.5%), Selling Commissions (8%), Placement Agent Fee (1%) and Organizational, Distribution and Offering Fee (3.5%) will remain the same. The annual Management Fee (2.5%) will be included as a part of Fund Operations.

         Under the LLC Agreement, the Fund may commence operations with a minimum gross proceeds of $1,500,000 and a maximum of $40,050,000 (or $80,100,000 if the Fund is expanded in the Manager's discretion). After payment of the Investment Fee, selling commissions, Placement Agent Fee, Organizational, Distribution and Offering Fee, the Fund will have net funds of a minimum of $1,245,000 and a maximum of $33,241,500 (or more if the Fund is expanded by the Manager) available for investment in the Fund's Projects and operations.

                               RISK CONSIDERATIONS

         Investment in natural gas exploration and drilling or in natural gas infrastructure activities involves substantial risks and potential conflicts of interest and is suitable only for those persons who meet the Investor Suitability Standards, have a substantial net worth, have no need for liquidity from such investment, understand and are prepared to assume the substantial risks discussed below, and are able to bear the potential loss of the entire investment. Each prospective Investor should consider carefully the risk factors attendant to the purchase of Shares, including without limitation, those discussed below, and each should review the investment with his own legal, tax and financial advisors.

                GENERAL RISKS RELATED TO NATURAL GAS EXPLORATION,
                       DRILLING, PIPELINES AND OPERATIONS

Drilling Activities May Not Be Productive
-----------------------------------------

         Drilling for natural gas involves numerous risks, including the risk that the well will not have commercially productive natural gas reservoirs. The costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     o    Unexpected drilling conditions;

     o    Pressure or irregularities in formations;

     o    Equipment failures or accidents;

     o    Fires, explosions, blow-outs and surface cratering;

     o    Marine risks such as capsizing, collisions and hurricanes;

     o    Adverse weather conditions; and

     o    Shortages or delays in the delivery of equipment.

         Therefore, drilling activities may not be successful and, if unsuccessful, could have an adverse effect on future results of the operations and financial conditions of the Fund. Drilling natural gas wells is speculative, may be unprofitable, and may result in the total loss of your investment. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of Dry-Holes or failure to find commercial quantities of natural gas. Therefore, drilling activities may be unprofitable, not only from non-productive wells, but also from wells that do not produce natural gas in sufficient quantities or quality to return a profit on the amounts expended.

Gas Reserve Data, Gas Prices and Future Net Revenue Estimates are Uncertain
---------------------------------------------------------------------------

         Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production, and the timing of future expenditures. The process of estimating natural gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. The Fund will review the reserve analysis provided by the Operators. However, engineers who are not retained by Operators may make different estimates of reserve quantities and revenues attributable to those reserves based on the same data. The Fund may retain such independent engineers to review the Operator's reserve analysis and/or conduct an independent review. In any event, future performance that deviates significantly from reserve reports could have a material adverse effect on the Fund's operations, business and prospects, as well as on the amounts and carrying values of such reserves.

         In addition, the Fund's revenues, profitability, and cash flow are highly dependent on the prices of natural gas, which are affected by numerous factors beyond the Fund's control. Gas prices historically have been very volatile. There can be no guarantee that natural gas prices in the future will be sufficient to make a profit on the sale of the Fund's natural gas.

Geological information and studies may not be available or fully developed when the Fund is considering investments nor is the Fund required to provide such information, when available, to Investors.
--------------------------------------------------------------------------------

         The Fund expects to utilize the net proceeds from this Offering for the acquisition, exploration and development of as yet unidentified Projects. As a result, prospective Investors may not have an opportunity to evaluate any such Projects before investing, nor will they have a voice in the selection of such Projects after investment in the Fund. In addition, when such geological and other technical information regarding a Project does become available to the Fund, neither the Manager nor the Fund is required to (but in its discretion may) provide such information to Investors. Consequently, prospective Investors will be relying upon the judgment of the Manager for such investment decisions.

The Success of an Investment in Natural Gas Infrastructure Projects is subject to Risks Beyond the Fund's Control.
--------------------------------------------------------------------------------

        The business of transporting, gathering and processing natural gas for third parties is subject to substantial risks. The volume of natural gas involved in these activities depends on the actions of such third parties, and is beyond the Fund's control. Further, the following factors, most of which are beyond the Fund's control, may adversely impact the Fund's ability to maintain or increase its services and, thereby, its revenues, negotiate or renegotiate contracts, or to remarket unsubscribed pipeline capacity:

     o    price competition;

     o    drilling activity and supply availability;

     o    changes in regulation and actions of regulatory bodies;

     o    credit risk of customer base;

     o    increased costs of capital; and

     o    natural gas and liquids prices.

Operating Risks may cause substantial losses; Insurance may not protect the Fund against all these risks
--------------------------------------------------------------------------------

         Ridgewood Energy carries insurance on all of its properties. Ridgewood carries certain deductibles on many policies that must first be paid before collecting under the policy. In addition, the Operating Agreement normally requires the Operator to carry insurance to cover its activities and operations under the Operating Agreement. Nevertheless, risks include: fires; explosions; blow-outs; uncontrollable flows of gas, formation water or drilling fluids; natural disasters; pipe or cement failures; casing collapses; abnormally pressured formations; acts of terrorism; and environmental hazards such as natural gas leaks, pipeline ruptures and discharges of toxic gases. Insurance to cover some of these risks may be prohibitively expensive or unavailable particularly with respect to acts of terrorism. In addition, insurance may not be sufficient to cover certain catastrophic events.

         Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, the Fund could incur substantial liabilities that may not be covered entirely by insurance that could reduce or eliminate the funds available for exploration and development programs and acquisitions, or result in loss of its interest in the Projects.

Risks of Government Regulation
------------------------------

         The natural gas exploration, drilling and development business could be subject to government regulation under which, among other things, rates of production from gas wells may be regulated. Government regulations may also impact the market for the Fund's natural gas, which could adversely affect the price at which such gas is sold. Government regulations affecting environmental matters or offshore drilling and exploration activities could adversely impact the Fund's activities. Finally, while the gathering and processing of natural gas is generally not subject to rate regulation, under certain circumstances, the FERC may attempt nevertheless to exercise such jurisdiction. There is no way for the Fund to predict the nature and extent to which such regulations or other political activity may affect the Fund's operations.


Reliance on Third Parties
-------------------------

         The Fund does not own any drilling equipment nor does it maintain a staff for on-site operations. Accordingly, it must rely completely upon the Operators and other third parties over whom the Fund or Manager have little or no control for analysis, information, studies, drilling and other operations with respect to the projects in which it invests. Moreover, the Manager is under no duty to share with Investors technical information regarding operations and drilling from the Operator. As a result, Investors are relying exclusively on the Manager to adequately manage any such relationship with a third party.

Joint Activities With Others
----------------------------

         It is anticipated that the Fund will own a minority interest of the full Working Interests in the Projects to be developed and that persons unrelated to the Fund and the Manager will own the majority of the Working Interests. While the Fund would have the right to participate in decisions affecting the development of those wells, important decisions with respect to development activities, which may be detrimental to the Fund may be controlled or affected by the other owners of Working Interests in such Projects. Finally, the Fund could be held liable for the joint activity obligations or the tort actions of such other Working Interest owners, and this liability could in turn result in liability for the Manager.

         If the Fund's co-participants fail to pay their portion of the lease acquisition, drilling, testing and, if appropriate, completion costs for any lease, the ventures may lack sufficient funds to perform such work. If the Fund as a joint venturer or as a Working Interest owner does not contribute funds for additional wells proposed by other participants, the Fund will lose all of its rights to production from those additional wells. Moreover, while the Fund will monitor and participate in decisions affecting exploration and development of the leases or wells in which the Fund acquires a Working Interest or Non-Consent Interest, decisions with respect to lease exploration and development activities may be controlled by the other participants since the Fund in many cases is expected to own less than a 50% interest in each of such leases or wells.

         Further, the Fund will not originate and does not expect to operate any of the leases in which it acquires an interest. For that reason, Investors must not only bear the risk that the Fund will be able to select suitable Projects, but also that, once acquired, such Projects will be managed prudently, efficiently and fairly by their Operators. Furthermore, certain Working Interests in Projects that may be acquired by the Fund may be subject in some cases to expenses credited in favor of the persons from whom such leases and Projects were acquired, which interests and expenses will be in addition to the Manager's fees and interests described herein.

Salvage Fund may be Insufficient
--------------------------------

         As indicated above, the Fund may be required to create a Salvage Fund to cover certain Anticipated Salvage Costs. There is no assurance that the Salvage Funds will have sufficient assets to meet these requirements, and the Fund maybe liable for its percentage share of unfunded expenses.

Ownership of Federal Leases
---------------------------

         Federal law prohibits, with certain limited exceptions, the holding of interests in federal oil and natural gas leases by (i) persons who are not citizens or nationals of the United States and (ii) entities that are owned or controlled by non-United States nationals. Since the Fund intends to acquire interests in federal leases, each Investor must disclose in the Investor Subscription Booklet his nationality or, in the case of an entity, the nationality of its equity owners. Prospective Investors who are not United States citizens or nationals or which are owned or controlled in whole or in part by non-U.S. nationals must so inform the Fund when completing their Subscription Documents. The Fund has the sole discretion to refuse to accept a subscription from non-United States citizen or national if by accepting such subscription, as determined by the Manager in its sole discretion, a risk exists that a federal lease will be canceled or forfeited or that the Fund will be unable to acquire an interest in a federal lease.

                     PARTICULAR RISKS RELATED TO THE SHARES

Limited Transferability of Shares
---------------------------------

         Shares in the Fund will be an illiquid investment. There is no market for the Shares, and, because there will be a limited number of persons who purchase Shares and significant restrictions on the transferability of such Shares, it is expected that no public market will develop. Moreover, neither the Manager nor the Fund will provide any market for the Shares. Investors will generally be prohibited from selling or transferring their Shares except in the circumstances permitted under Article 13 of the LLC Agreement, and all such sales or transfers require the consent of the Fund, which may withhold such consent in its sole discretion. Accordingly, an Investor will have no assurance that he can liquidate his investment in the Fund and must be prepared to bear the economic risk of the investment until the Fund is terminated and dissolved.

         The illiquidity of and other significant risks associated with an investment in the Fund make the purchase of Shares suitable only for an Investor who has substantial net worth, who has no need for liquidity with respect to this investment, who understands the risks involved, who has reviewed this Memorandum and the Exhibits hereto and the risks involved with his tax, legal and investment advisors, who can sustain the complete loss of the investment, and who has adequate means of providing for his current and foreseeable needs and contingencies.

Lack of Investor Participation in Management
--------------------------------------------

         Investors will not have the right, power or authority to participate in the ordinary and routine management of the Fund or the Projects or to exercise control over the decisions of the Fund. Under the LLC Agreement, the Manager is granted the exclusive right to manage, control and operate the affairs and business of the Fund and to make all decisions relating thereto and will have full, complete and exclusive discretion with respect to all such matters. Accordingly, no prospective Investor should purchase any Shares unless the prospective Investor is willing to entrust all aspects of management of the Fund to the Manager.

Limited Transferability of Fund Assets
--------------------------------------

         The Fund's interests in the Projects will be illiquid. The Fund does not anticipate selling its interests, or any part thereof, in the Projects. However, if the Fund were to attempt to sell any such interest, a successful sale would depend upon, among other things, the operating history and prospects for the well or interest therein being sold, proven natural gas reserves, the number of potential purchasers and the economics of any bids made by them and the current economics of the natural gas market. In addition, any such sale may result in adverse tax consequences to the Fund and Investors.

         The Manager will have full discretion to determine whether any Project, or any interest therein, should be sold and the Fund will have no obligation to sell all or a portion of it, or retain it, for the benefit of Investors. Investors may be required to remain in the Fund until it is terminated and dissolved.

Limitations on Liability of Managing Persons to Fund
----------------------------------------------------

         The LLC Agreement, which is controlled by Delaware law, provides that the Fund's officers and agents, the Manager, the affiliates of the Manager and their respective directors, officers and agents when acting for the Manager or their affiliates on behalf of the Fund (collectively, "Ridgewood Managing Persons") will be indemnified and held harmless by the Fund from any and all claims rising out of their management of the Fund, except for claims arising out of the bad faith, gross negligence or willful misconduct of such persons or a breach of the LLC Agreement by such persons. Therefore, an Investor may have difficulty sustaining an action against any of the Ridgewood Managing Persons based on breach of its or his fiduciary responsibility or other obligations to the Fund. See Fiduciary Responsibilities of Manager - Indemnification and LLC Agreement - Exhibit A.

Limited Ability to Spread Risk
------------------------------

         Because the Escrow Amount is $1,500,000, the Fund could be formed and conduct operations upon receipt of $1,500,000 in Capital Contributions from Investors. To the extent that the Fund does not receive substantial capital contributions once it begins operations, its ability to spread risks over a larger number of investments in Projects will be reduced.

Manager Will Receive Compensation
---------------------------------

         The Manager and its Affiliates will receive fees and compensation throughout the life of the Fund. Inherent in the fee and compensation arrangements are the possibility of conflicts between the best interests of the Investors and the best interests of the Manager. The Manager may have incentives to act in its best interests rather than in the best interest of the Investors. See, Compensation; Conflicts of Interest.

Expansion of the Fund may be Dilutive
-------------------------------------

         The Fund, in its discretion, may increase the maximum proceeds of this Offering from $40,050,000 to $80,100,000. If the Fund were to do so, such increase would dilute the investment made by Investors prior to such expansion. However, such expansion would result in increased capital, enabling the Fund to invest in additional Projects and add diversification to the Fund's portfolio of Projects.

Compensation of Manager and Affiliates Not Linked to Profitability
------------------------------------------------------------------

         Pursuant to the LLC Agreement, the Manager will receive certain fees and reimbursement of expenses. The fees payable under the LLC Agreement may be substantial and are payable whether or not the Fund operates at a profit. None of the compensation to be received by the Manager was derived as a result of arm's length negotiations.

Modification of Delaware Law
----------------------------

         The LLC Agreement contains certain provisions that modify what would otherwise be the applicable Delaware law relating to the fiduciary standards of the Manager to the Investors. The fiduciary standards in the LLC Agreement could be less advantageous to the Investors and more advantageous to the Manager than the corresponding fiduciary standards otherwise applicable under Delaware law.

Delaware Law Permits the Manager to Limit Investor Access to Certain
Information.
--------------------------------------------------------------------------------

         Delaware law permits Delaware limited liability companies to restrict access to certain information provided that such restricted access is set forth in the limited liability agreement. The Fund's LLC Agreement contains provisions that do limit Investors access to certain sensitive or confidential information. Therefore, Investors may not have the ability to obtain certain information from the Fund. See, Limitations on Investor's Information Rights; LLC Agreement.

Limited Liability of Investors
------------------------------

         The Fund will be governed by the LLC Act under which, as a general rule, an Investor's liability for the obligations of the Fund is limited to such Investor's Capital Contribution and such Investor's share of the Fund's assets. An Investor of the Fund will not otherwise be liable for the obligations of the Fund unless, in addition to the exercise of his or her rights and powers as an Investor, such Investor participates in the control of the business of the Fund. In such case the Investor may be liable to persons who transact business with the Fund with actual knowledge of the Investor's participation in control of the Fund's activities. Accordingly, if an Investor were to take an action that was subsequently determined to constitute participating in the control of the business of the Fund, such Investor could potentially be exposed to liability for Fund debts and obligations.

Projects Not Yet Identified or Selected
---------------------------------------

         The Fund expects to utilize the net proceeds from this Offering for the acquisition, exploration and development of as yet unidentified Projects. As a result, prospective Investors may not have an opportunity to evaluate any such Projects before investing, nor will they have a voice in the selection of such Projects after investment in the Fund. Consequently, prospective Investors will be relying upon the judgment of the Manager for such decisions.

Uncertainty of Cash Distributions
---------------------------------

         No distributions will be made from the Fund to the Investors of the Fund until the Fund has funds that the Manager determines are not needed for the operation of the Fund. Accordingly, there is no assurance that any distributions from the Fund will be made to its Investors. Distributions will depend primarily on the Fund's net cash receipts from natural gas operations. Moreover, distributions could be delayed to repay the principal and interest on Fund borrowings, if any, or to fund Fund costs. Fund income will be taxable to the Investors in the year earned, even if cash is not distributed.

Disparity in Shareholder Contributions
--------------------------------------

         While the Manager (in its capacity as such) generally will receive 15% of distributions of the Fund, it will not contribute any cash to the Fund with respect to its interests as Manager (except to the extent that Fund Organizational, Distribution and Offering Expenses might exceed the Organizational, Distribution and Offering Fee). Accordingly, the Investors are expected to contribute substantially all of the funds actually utilized for Fund activities. If the entire venture is unsuccessful, the Investors will bear 100% of the loss (except to the extent that the Manager purchases Shares for its own account). See Terms of Offering.

Risks of Potential Conflicts of Interest

     There are potential conflicts of interest involved in the operation of the Fund. Some examples of these potential conflicts include:

     o competing demands for management resources of the Manager among the prior Ridgewood Energy Programs;
     o conflicts between the interests of the Manager and its Affiliates in receiving compensation from the Fund for investment activities, operating activities, and divestitures, as well as reimbursement for expenses, and the interests of the Investors;
     o conflicts relating to the allocation of costs and expenses among the Fund and prior Ridgewood Energy Programs;
     o conflicts arising from the fact that the Manager will not make a capital contribution in respect of its interest as such in the Fund, and that the Investors will supply all of the capital of the Fund;
     o conflicts as to who will supply additional capital in the event the Fund were to require additional contributions; and
     o the lack of independent representation of Investors in structuring this offering and in determining compensation.

See, Conflicts of Interest

TAX RISKS

         The Fund is organized as a Delaware limited liability company and the Manager intends to operate the Fund to qualify as a partnership for federal tax purposes. The principal tax risks to the Investors are that: (A) the Fund may recognize income taxable to the Investors but may not distribute enough cash to cover the Investors' income tax on their shares of the Fund's taxable income;
(B) the allocation of Fund items of income, gain, loss, and deduction in the LLC Agreement may not be respected for federal income tax purposes; (C) all or a portion of the Fund's expenses could be considered either investment expenses (which would be deductible by an Investor only to the extent the aggregate of such expenses exceeded 2% of such Investor's adjusted gross income) or as nondeductible items that must be capitalized; (D) all or a substantial portion of the Fund's income could be deemed to constitute unrelated business taxable income, such that tax-exempt Investors could be subject to tax on their respective portions of such income; (E) if any income of the Fund is deemed to be unrelated business taxable income, a charitable remainder trust that is an Investor could have all of its income from any source deemed to be taxable; (F) all or a portion of the losses, if any, allocated to the Investors will be "passive losses" and thus deductible by the Investor only to the extent of passive income; and (G) the Investors could have capital losses in excess of the amount that is allowable as a deduction in a particular year.

         Although the Fund has obtained an opinion of counsel regarding the matters described in the preceding paragraph, the Fund will not obtain a ruling from the Internal Revenue Service (the "Service") as to any aspect of its tax status. See "Tax Aspects." The tax consequences of investing in the Fund could be altered at any time by legislative, judicial, or administrative action. Prospective Investors are urged to consult their own tax advisors prior to investing in the Fund.

         The Service may audit the Fund's tax returns. Any audit issues will be determined at the Fund level. If adjustments are made by the Service, corresponding adjustments will be required to be made to the federal income tax returns of the Investors, which may require payment of additional taxes, interest, and penalties. Audit of a Fund return may result in examination and audit of an Investor's return that otherwise might not have occurred, and such audit may result in adjustments to items in the Investor's return that are unrelated to the Fund. Each Investor must bear the expenses associated with an audit of that Investor's return.

         In the event that an audit of the Fund by the Service results in adjustments to the tax liability of an Investor, such Investor will be subject to interest on the under payment and may be subject to substantial penalties. The statutory rate of interest on deficiencies is presently 5% per annum compounded daily. In addition, a number of substantial penalties could potentially be asserted by the Service on any such deficiencies.

         Significant and fundamental changes in the nation's federal income tax laws have been made in recent years and additional changes are likely. Any such change may affect the Fund and the Investors. Moreover, judicial decisions, regulations or administrative pronouncements could unfavorably affect the tax consequences of an investment in the Fund. See Tax Aspects for a more in depth explanation of the tax implications of investing in the Fund.

                              TERMS OF THE OFFERING

General Offering Terms
----------------------

         The current offering consists of a minimum of 10 Investor Shares (representing Capital Contributions of $1,500,000) and a maximum of 267 Investor Shares (representing Capital Contributions of $40,050,000) of beneficial interest in the Fund that are offered at $150,000 per Share. Fractional Investor Shares are available for purchase. The Fund may in its sole discretion expand the maximum offering to 534 Investor Shares (representing Capital Contributions of $80,100,000) prior to the Termination Date in the event that it determines that additional capital is required. The price for each Investor Share is payable all in cash at the time the prospective Investor delivers a completed and executed Subscription Agreement to the Fund, unless the Fund decides in its sole discretion to accept a down payment after the Escrow Date from persons who are financing the purchase of Investor Shares from sources other than the Fund.

         All proceeds from the sale of Investor Shares must be deposited in a separate segregated interest-bearing escrow account at U.S. Bank Trust National Association until the Escrow Date, which is the date on which the Fund accepts Investor subscriptions of at least $1,500,000 in the aggregate. The account will be held in the name of "Ridgewood Energy K Fund LLC - Share Escrow Account" and until the escrow conditions are fulfilled the Fund will not invest any funds, no fees applicable to those subscriptions will be paid from the escrow account and interest on the escrowed funds will be held in the escrow account. If 10 Investor Shares are not subscribed and paid for in collected funds by the close of business on December 31, 2004, the Fund will terminate and the Investors' Capital Contributions, together with any interest thereon, will be returned by the escrow agent promptly to the Investors. If the escrow conditions are fulfilled no later than December 31, 2004, the Fund's proceeds, net of fees described below, will be maintained thereafter in the name of the Fund, in one or more separate, segregated accounts at commercial banks chosen by the Manager.

         Funds released from the escrow account will be used to pay the Investment Fee, Organizational, Distribution and Offering Fee, selling commissions and Placement Agent Fee due at that time. Subsequent receipts from this offering will be applied in the same manner when deposited. After payment of these fees, the remaining funds will be used to develop the Fund's Projects.

         The termination date of this Offering of Investor Shares will be December 31, 2004 (the "Termination Date"). The Fund may in its sole discretion terminate the initial offering of Investor Shares at any time before the Termination Date or extend the scheduled Termination Date to any date or from date to date but in no event beyond 90 days after the Termination Date.

         The Offering may be withdrawn by the Fund in its discretion and for any reason at any time prior to the Termination Date as set by it. If the Offering is withdrawn prior to satisfaction of the escrow conditions, then all cash received from subscriptions will be returned promptly to the respective subscribers, together with any interest earned on such amount. If the Offering is withdrawn after the escrow conditions have been satisfied but prior to the Termination Date, then all cash received from subscriptions, net of third party fees, will be returned promptly to the respective subscribers, together with any interest earned on such amount. For purposes of this provision, third party fees shall not include those fees paid to the Manager or its affiliates.

         Prospective qualified Investors may subscribe for the purchase of Investor Shares in the Fund by completing and executing in full all of the appropriate documents contained in the Investor Subscription Booklet (separately bound as Exhibit D) and delivering such documents, together with the purchase price, to the Fund. The Investor Subscription Booklet includes: (i) a Subscription Agreement, (ii) an Investor Questionnaire and (iii) a Purchaser Representative Questionnaire. The Investor Subscription Booklet contains representations to be made by prospective Investors, the violation of which may entitle the Fund, the Manager and others to indemnification for any losses resulting therefrom.

                              PLAN OF DISTRIBUTION

         The Investor Shares will be offered on a "best-efforts" basis through Ridgewood Securities Corporation (the "Placement Agent"), which is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD"), and by other registered broker-dealers who may also serve as purchaser representatives in connection with this offering. Robert E. Swanson, the President and controlling member of the Manager and the President of the Fund, is the President, registered principal and sole stockholder of the Placement Agent. Selling commissions equal to 8% of the gross proceeds from the sale of Investor Shares will be paid to the Placement Agent and to other participating broker-dealers, as the case may be, and the Placement Agent will be paid an amount equal to 1% of the aggregate Capital Contributions for serving as placement agent (the "Placement Agent Fee"). See LLC Agreement - Exhibit A. Payment of the selling commission and Placement Agent Fee will be due and payable promptly after the latest to occur of (1) acceptance by the Fund of an Investor's subscription, (2) the Escrow Date or (3) the receipt and collection by the Fund of the gross purchase price for the Investor Shares in question. A similar selling commission and Placement Agent Fee will be paid with respect to any sales of additional Investor Shares. By executing and delivering the Subscription Agreement to the Fund, each Investor will be deemed to have consented to the arrangements between the Fund and the Placement Agent as described in this Memorandum.

         The Manager will coordinate the offering of the Investor Shares, will prepare promotional materials and will provide support to co-operating broker-dealers who participate in the offering. The Manager is also responsible for review of Investor subscriptions, approval of subscriptions and Investor relations during the offering.

         The Fund reserves the right to waive the payment of all or a portion of a selling commission or the Placement Agent Fee by any Investor, in which case the cost of the Fund interest to any such Investor will be less than the cost of an equivalent Fund interest to an Investor paying a full commission and Placement Agent Fee. The Fund contemplates that it will exercise these rights, without limitation, in respect of Investors who make Capital Contributions of $1,050,000 (7 Investor Shares) or more by waiving payment of all or a portion of the selling commission and Placement Agent Fee and by modifying the Managing Shareholder's compensation as described below.

         To the extent permitted by law, the Placement Agent is to be indemnified by the Fund against any liability based upon the assertion that it has no obligation to the Fund or Shareholders to monitor Fund operations or to report to Investors.

                       PARTICIPATION IN COSTS AND REVENUES

         The Fund's investment objective is primarily to generate current cash flow for distribution to Investors from the operation of the Fund Project's to the extent that such distributions are consistent with the reserve requirements and operational needs of those Projects. If the Fund does make distributions, this section describes how the Fund will:

          o determine what cash flow will be available for distributions to Investors,
          o    distribute available cash flow,
          o    give the Manager a share of cash flow, if available,
          o    handle returns of Capital Contributions,
          o    allocate income and deductions for tax purposes, and
          o    maintain capital accounts for Investors.

         "Available Cash" determines what amounts in cash the Fund will be able to distribute in cash to Investors.

         There are two types of Available Cash:

         "Available Cash from Dispositions" is total cash received from the Fund from the proceeds of the sale or other disposition of Fund's Property (including items such as insurance proceeds, refinancing proceeds, condemnation proceeds and other amounts received out of the ordinary course of business), but excluding dispositions of temporary investments of the Fund.

         "Available Cash From Operations" is all other Available Cash.

         Available Cash from Dispositions and Available Cash from Operations are defined in the LLC Agreement and are not defined by and are not the same as similar concepts under generally accepted accounting principles.

         There is no fixed requirement to distribute Available Cash; instead, it will be distributed to Shareholders to the extent and at such times as the Fund believes is advisable. Once the amount and timing of a distribution is determined, it shall be made to Investors as described below.

Distributions From Operations

         At various times during a calendar year, the Fund will determine whether there is enough Available Cash From Operations for a distribution to Shareholders. The amount of Available Cash From Operations determined to be available, if any, will be distributed to the Shareholders. At all times, the Manager will be entitled to 15% and Investors will be entitled to 85% of the Available Cash From Operations distributed.

Distributions of Available Cash From Dispositions

         Available Cash From Dispositions that the Fund decides to distribute will be paid as follows:

          o Before Investors have received total distributions (including distributions from Available Cash From Operations and Available Cash From Dispositions) equal to their Capital Contributions, 99% of Available Cash From Dispositions will be distributed to Investors and 1% to the Manager.

          o After Investors have received total distributions (including Available Cash From Operations and Available Cash From Dispositions) equal to their Capital Contributions, 85% of Available Cash From Dispositions will be distributed to Investors and 15% to the Manager.

General Distribution Provisions

         Distributions to Investors under the foregoing provisions will be apportioned among them in proportion to their ownership of Investor Shares, as the case may be. The Manager has the sole discretion to determine the amount and frequency of any distributions; provided, however, that a distribution may not be made selectively to one Shareholder or group of Shareholders but must be made ratably to all Shareholders entitled to that type of distribution at that time. The Manager in its discretion nevertheless may credit select persons with a portion of its compensation from the Fund or distributions otherwise payable to the Manager.

         Because distributions, if any, will be dependent upon the earnings and financial condition of the Fund, its anticipated obligations, the Manager's discretion and other factors, there can be no assurance as to the frequency or amounts of any distributions that the Fund may make.

Return of Capital Contributions

         If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all Capital Contributions, in its sole discretion it may return any or all of such excess Capital Contributions ratably to Investors. A return of Capital Contributions is not treated as a distribution. The Fund and the Managing Shareholder will not be required to return any fees deducted from the original Capital Contribution or any costs and expenses incurred and paid by the Fund. The Investors will be notified of the source of the payment. Any such return of capital will decrease the Investors' Capital Contributions.

Capital Accounts and Allocations

         The tax consequences of an investment in the Fund and a Shareholder's rights in the event of dissolution depend on the Shareholder's capital account and on the allocations of profits and losses to that account. The Fund's taxable profits or losses are allocated among the Shareholders as described below and profits or losses are added to or subtracted from the Shareholders' capital accounts. The amounts allocated to each Shareholder will generally not be equal to the distributions the Shareholder receives until final liquidating distributions are made to Shareholders.

         Each Shareholder will have a capital account, which will have an initial balance equal to the Shareholder's Capital Contribution. Capital accounts will be adjusted in accordance with Regulations under Code Section 704. The capital account balance will be increased by any additional Capital Contributions by the Shareholder and by profits allocated to the Shareholder; it will be decreased by the amount of distributions to the Shareholder, returns of capital and by losses allocated to the Shareholder. Contributions of property by a Shareholder, if any, or distributions of property to a Shareholder, if any, are valued at fair market value, net of liabilities. The Fund does not currently anticipate that any contributions or distributions of property will be made. Certain additional adjustments to capital accounts will be made if necessary to account for the effects of non-recourse debt incurred by the Fund or contributions of property, if any, to the Fund. See Tax Aspects - 4. Allocations.

         For any year, profits and losses are allocated in accordance with Articles 4 and 7 of the LLC Agreement. In general, profits and losses in any year are allocated 85% to Investors and 15% to the Manager. The primary exception to this treatment is that all items of expense, loss, deduction and credit attributable to the expenditure of Investor's Capital Contributions are allocated 99% to Investors and 1% to the Manager.

                                  COMPENSATION

         The following table sets forth the types of fees the Manager, Affiliates and certain consultants or independent third parties may receive in connection with the Offering and operation of the Fund. These fees were not determined through arms-length negotiations.

----------------------------------------------------------------------------------------------------------------------------------
                                 OFFERING STAGE
----------------------------------------------------------------------------------------------------------------------------------
Selling Commissions          Ridgewood Securities, an          $12,000 per full Investor Share (8%), which will be reallowed to
                             affiliate of the Manager or       participating broker-dealers.
                             participating broker-dealers
----------------------------------------------------------------------------------------------------------------------------------

Placement Agent Fee          Ridgewood Securities, an          $1,500 per full Investor Share (1%).
                             affiliate of the Manager
----------------------------------------------------------------------------------------------------------------------------------

Investment Fee               Manager                           $6,750 per full Investor Share (4.5%), which is for the Manager's services in investigating and evaluating the Projects for investing the capital contributed to the Fund.
----------------------------------------------------------------------------------------------------------------------------------
Organizational,              Manager                           $5,250 per full Investor  Share  (3.5%),  which is intended to pay
Distribution and                                               legal, organizational and other expenses of offering the Fund.
Offering Fee
----------------------------------------------------------------------------------------------------------------------------------

                                 OPERATING STAGE
----------------------------------------------------------------------------------------------------------------------------------
Management Fee               Manager                           The annual management fee is 2.5% of the total Capital
                                                               Contributions ($3,750 per full Investor Share).
----------------------------------------------------------------------------------------------------------------------------------

Distributive Share           Manager                           See Participation in Costs and Revenues Generally 15% of
                                                               distributions
----------------------------------------------------------------------------------------------------------------------------------


         With respect to Selling Commissions, Ridgewood Securities, an affiliate of the Manager, may pay additional compensation out of its own funds to certain registered broker-dealers that undertake to perform additional due diligence, including a portion of its net revenues attributable to its interests in the Funds or fees payable to it by the Funds. The Manager reserves the right to pay similar additional compensation from its own funds to broker-dealers that assist in the sale of Investor Shares. In addition, Ridgewood Energy, in its sole discretion, may pay over to certain Investors a portion of distributions or fees from the Fund otherwise payable to Ridgewood Energy.

         In addition to the Management Fee set forth above, the Manager will be entitled to reimbursement from the Fund for all actual and necessary direct expenses paid or incurred in connection with the operation of the Fund to the extent that those expenses were incurred by the Manager in carrying out the responsibilities assigned to it by the LLC Agreement, do not constitute organizational, distribution and offering expenses and do not constitute expenses defrayed from the Management Fee. Finally, the Manager may be entitled to reimbursement from the Fund for direct expenses actually incurred for operational or project development services it provides to a Project to the extent that such charges do not exceed amounts that would be charged by unrelated third parties and the Project itself does not reimburse such direct expenses.


                    FIDUCIARY RESPONSIBILITIES OF THE MANAGER

         The Manager is not liable to persons other than the Fund or the Investors for any obligation of the Fund. The Investors and the Fund may have a number of legal remedies against the Manager in the event it was to breach its duties. Under the law of Delaware, the Manager is accountable as a fiduciary and must exercise good faith and integrity in handling Fund affairs. In managing the Fund, it is likely that the Manager would be entitled to the benefits of the "business judgment rule" of Delaware law that provides that the courts will not hold the Manager liable for its negligence or mistaken decisions in the absence of bad faith or willful misconduct

         The laws of Delaware expressly provide that a Shareholder of a Fund may bring an action in the right of the Fund (i.e., a derivative action) to recover damages from any person if the Manager has refused to bring the action or an effort to cause the Manager to bring the action is not likely to succeed. The laws of Delaware contain certain limitations and rights regarding the prosecution of a derivative action. The common or statutory law of other jurisdictions may also grant rights to bring a derivative action. The common or statutory law of Delaware or other jurisdictions may also grant to an Investor the right to institute legal action on his or her own behalf and that of all other similarly situated Investors (i.e., a class action), to recover damages against the Manager and the officers of the Fund or others.

         Limitations on Investors' Information Rights. In August 2001 the LLC Act was amended to allow Delaware limited liability companies such as the Fund to restrict Investors' rights to demand information from the Fund. The restrictions need not be reasonable if they are either included in the limited liability company's original organizing agreement or are unanimously adopted by all members of the company thereafter. The Fund has included the restrictions described below in the LLC Agreement. By subscribing to purchase Investor Shares, each Investor agrees to all provisions of the LLC Agreement, including without limitation the following:

     o No Investor or other person acting in the right of or for the benefit of an Investor is entitled to receive from the Fund or its management any information concerning any other Investor or offeree of the Fund's securities, without the prior written consent of the other Investor or offeree.

     o The Fund may withhold, redact ("white-out" or obliterate) or summarize other types of information so as to prevent Investor information from being disclosed in violation of the paragraph immediately above. For example, the Fund's tax returns may be redacted to eliminate the names and addresses of other Investors and information concerning them.

     o Each Investor is entitled to obtain the following information from the Fund upon reasonable written demand stating the purpose of the demand (which must be reasonably related to the Investor's interest in the Fund):

               o true and full information regarding the Fund's business and financial condition and the contributions (but not the contributors) to the Fund;

               o copies of the Fund's tax returns redacted to eliminate Investor information, the LLC Agreement and material agreements between the Fund and the Manager or other relevant Ridgewood Programs; and

               o    other reasonable information regarding the Fund.

               o Investors are not entitled to agreements, technical information, trade secrets and other confidential information relating to the Fund's investments.

               o The LLC Agreement sets out all rights that Investors have to demand or receive information from the Fund, except as provided by the federal securities laws, the 1940 Act or other laws that are not superseded by the LLC Agreement.

               o The Fund may establish reasonable standards and limitations on disclosures of information and costs of providing that information will be borne by the requesting Investor.

               o Providing information to one Investor or to persons outside a Fund does not act as a waiver of the Fund's rights to withhold information to another Investor.

         Indemnification. The LLC Agreement provides that neither the Manager nor any of its Affiliates will be liable, responsible, or accountable in damages or otherwise to the Fund or any Investor for any loss or damage incurred by reason of any act performed by or omission of the Manager or such Affiliates in good faith in the furtherance of the interests of the Fund and within the scope of the authority granted to the indemnified person by the LLC Agreement or by the Investors, provided that such acts of the indemnified person did not constitute willful misconduct, recklessness, bad faith, gross negligence or any other material breach of fiduciary duty with respect to such acts or omissions. The Fund, out of its assets and not out of the assets of the Manager or other persons, will, to the full extent permitted by law, indemnify and hold harmless the Manager and any of its Affiliates who were or are parties or are threatened to be made parties to any threatened, pending, or completed action, suit, or proceeding by reason of any acts, omissions, or alleged acts or omissions arising out of such person's activities as a Manager, or as an Affiliate of such Manager, if such activities were performed in good faith in furtherance of the interests of the Fund and were within the scope of the authority conferred to such person by the LLC Agreement or by the Investors against losses, damages, or expenses for which such person has not otherwise been reimbursed, provided that such acts of such person did not constitute willful misconduct, recklessness, bad faith, gross negligence or any other material breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Expenses of defense or settlement may be advanced to a person who may be entitled to indemnification in advance of a determination that indemnification will be provided, if that person undertakes to repay the advance if it is not entitled to indemnification and if it is reasonable to do so. It will be considered reasonable to do so (i) if the recipient of the advance provides appropriate security for the undertaking; (ii) the recipient is insured against losses or expenses of defense or settlement (and any deductible has been agreed to by the Fund or is in an insurance policy obtained by the Fund) so that the advances may be recovered; (iii) independent legal counsel in a written opinion determines based upon a review of the then readily-available facts, that there is a reason to believe that the recipient will be found to be entitled to indemnification; (iv) the recipient was not a controlling person of the Fund as defined by the federal securities laws or (v) there are other reasonable grounds for making the advance. Counsel may rely as to matters of business judgment or as to other matters not involving determinations of law upon the advice of a committee of persons not affiliated with the Fund that may be appointed by the Manager for that purpose. A successful claim for indemnification would reduce the assets of the Fund. Provisions reducing the liability or providing for indemnification of the Manager and its Affiliates may have the effect of encouraging less prudent decisions because of the decreased likelihood of being held accountable and may serve to deter derivative actions against them even though such actions if successful might benefit the Fund.

         The Investor Subscription Booklet contains representations that will be made by prospective Investors as to their financial condition, the suitability of their investments in the Fund, their receipt and understanding of the Offering materials and compliance with applicable securities laws. If these representations are untrue, the Investor making them will be obligated to indemnify the Fund, the Manager and others involved in the Offering of Investor Shares for any losses resulting therefrom.

         It is the position of the Commission and certain state securities administrators that any attempt to limit the liability of a Manager or persons controlling an issuer under federal securities laws or state securities laws, respectively, is contrary to public policy and therefore, unenforceable.

         The Manager has obtained limited directors' and officers' liability insurance and other liability insurance on behalf of the Manager, its principals, and the Fund. Substantially all of the premiums for this insurance will be paid by the Fund and the other programs sponsored by the Manager or its Affiliates.

         Other Matters. The Manager is not required to take action on behalf of a Fund unless such Fund has sufficient funds to meet obligations that might arise from that action. The Manager is not required to advance or expend its own funds for ordinary Fund business but is entitled to reimbursement from the Fund if the Manager does so consistent with the LLC Agreement. The Manager is not required to devote its time exclusively to the Fund and may engage in any other venture.

         The Fund and its Affiliates are permitted to vote any Investor Shares they own on matters on which the Investors may vote. In cases where the Manager or its Affiliates or employees have an interest in the matter being voted on, the effect of their voting Investor Shares owned by them will be determined by principles of Delaware law applicable to directors, officers and stockholders of Delaware corporations. In general, this law would permit and recognize the voting of those Shares. In a court proceeding challenging the validity of the action taken under that vote, the burden of proof would vary depending on the vote of "uninterested stockholders." If a majority of the Shares voted by persons having no special interest in the transaction are voted in favor of the action, the burden of providing that the action was unfair to a Fund would be borne by the persons challenging the action. If, in contrast, the persons having no special interest in the action do not vote a majority of the Shares in favor, the interested Manager or other persons would have the burden of convincing the court that the action was fair to the Fund.

                              CONFLICTS OF INTEREST

         The Investors will not be involved in the day-to-day operations of the Fund. Accordingly, the Investors must rely on the Manager's judgment in such matters. Inherent with the exercise of its judgment, the Manager will be faced with conflicts of interest, including but not limited to:

     o The participation by the Manager and its Affiliates in oil and gas activities on behalf of the prior Ridgewood Energy Programs, the effect of which is that the Manager owes a duty of good faith to the programs which it manages and actions taken with regard such programs may not be advantageous to the Fund.

     o The Manager or its affiliates may provide services to the Fund. The Manager and such affiliates will be compensated for such services at rates competitive with the rates charged by unaffiliated persons for similar services.

     o If additional wells are proposed in Projects in which the Fund has acquired either Working Interests or Non-Consent Interests, a conflict of interest could result between the Fund and a subsequent program as to whether the Fund or that program should be entitled to participate in the additional wells. The Manager, in its discretion, may first allocate the opportunity to the Fund, if it has uninvested proceeds of this Offering, and then will consider whether to solicit voluntary additional capital contributions from the investors in a prior Ridgewood Energy Program, in the Fund, or both. If the Manager does not solicit voluntary additional capital contributions, it may organize another investment program to acquire the resulting Working

          Interests or Non-Consent Interests. All these entities would have conflicting interests. Moreover, should the Manager elect to solicit voluntary additional capital contributions from existing Investors, the rights of Investors who participate and the terms upon which they participate could conflict with the terms of this Offering and with Investors of the Fund who elect to not participate in any subsequent offering.

     o Any ownership interests in the Fund by the Manager or its Affiliates may have the effect of diluting the voting power of the other Investors in the Fund.

     o The Manager and its Affiliates are currently and may in the future act as Managers, managers, sponsors or participants in other investment ventures similar to the Fund or with similar objectives, or in differing industries. These may create conflicting demands on the time and resources of the Manager and its Affiliates or create conflicting duties to the other ventures and the Fund.

     o The rights to wells on locations in which the Fund may invest may be on locations adjacent to wells and leases owned by the prior Ridgewood Energy Programs. While the proposed wells are not to be drilled for the purpose of proving or disproving the existence of gas on any adjacent acreage, such drilling activities may incidentally develop information valuable to one or more prior Ridgewood Energy Programs, the Manager or its Affiliates in evaluating their nearby acreage at no cost to them. Accordingly, a conflict of interest will exist between the interest of the Fund and the interest of a prior Ridgewood Energy Program, the Manager or its Affiliates in selecting the location and type of operations in which the Fund will participate.

     o Other interests of Operators or participants in natural gas leases or their respective Affiliates may also be in conflict with those of the Fund. The Fund will enter into Operating Agreements with participants in respect of the Projects in which the Fund invests. Participants in those leases may engage in oil and natural gas lease acquisition, exploration, development and production activities that may compete with the Fund. Other participants or their respective Affiliates may own interests in properties near sites in which the Fund invests and any or all of them may sell or assign interests in such properties to others, including other Funds sponsored by the Manager.

     o The Manager is authorized under the LLC Agreement to make subjective determinations of the value of the Fund's assets. Such valuation could impact or influence the performance record of the Fund.

     o Finally, the Fund has provided no independent representation of prospective Investors in connection with this Offering, and each prospective Investor should seek independent advice and counsel before making an investment in the Fund.

         The Manager and its Affiliates will attempt, in good faith, to resolve all conflicts of interest in a fair and equitable manner with respect to all persons affected by those conflicts of interest. There can be no assurances that transactions between the Fund and its Affiliates will be on terms as favorable as could have been negotiated with unaffiliated third parties. Prospective investors should be aware that the Manager and its Affiliates have not formally adopted procedures or criteria to avoid or to resolve all conflicts of interest that may arise between Manager, its Affiliates, prior Ridgewood Energy Programs, and the Fund. Under the LLC Agreement, in resolving any conflict of interest that may arise, the Manager is not liable to Investors for such resolution unless it has acted in bad faith, engaged in gross negligence or willful misconduct.

                                   MANAGEMENT

         The Ridgewood Companies, founded by Robert Swanson, began in 1982 with Ridgewood Energy Corporation. In 1991, Ridgewood Renewable Power was formed to manage a series of investment programs focusing on the independent electric power generation industry. Ridgewood Renewable Power has sponsored eleven funds that have invested primarily in environmentally friendly power plants such as landfill gas-fired, biomass-fired, and hydroelectric generating facilities. In 1998, Ridgewood Capital was formed to take advantage of the dramatic growth in the technology sector. Since then Ridgewood Capital has sponsored six investment funds which have invested in private technology companies.

The Manager
-----------

         As the Manager of the Fund, Ridgewood Energy Corporation will have direct and exclusive discretion in management and control of the affairs of the Fund. Although the Manager will be in control of the Fund, it will have no liability to the Fund or the Investors for losses or liabilities except in cases of its negligence, misconduct or breach of the LLC Agreement.

         Robert Swanson formed Ridgewood Energy Corporation, which has sponsored oil, natural gas and other related natural resource investment programs. The programs have acquired lease interests, financed them and participated in making exploration, development, production, and marketing decisions. Mr. Swanson and his executive team work closely with selected operators, including BHP Billiton, Apache Corp., and Millennium Oil Corp. who also have co-invested with Ridgewood in these properties.

         Ridgewood Energy began investment programs in the oil and gas industry for high net-worth individuals. From the outset, Ridgewood's programs focused on returning high-yielding cash dividends to investors over extended period of time combined with certain tax benefits. Later programs de-emphasized the tax benefits and have focused on revenues and profitability. Capital raised from investors has been used to purchase minority interests in operations designed to extract oil or natural gas from underwater deposits, mainly in the Gulf of Mexico.

THE PERFORMANCE OF PREVIOUS RIDGEWOOD PROGRAMS IN OTHER GULF OF MEXICO PROSPECTS OR OF OTHER OPERATIONS IN SIMILAR OR CONTIGUOUS PROPERTIES SHOULD NOT BE CONSIDERED TO PROVIDE ANY ASSURANCE THAT THIS FUND WILL BE SUCCESSFUL OR GENERATE A PROFIT. SEE EXHIBIT B FOR RIDGEWOOD ENERGY'S TRACK RECORD.

Ridgewood's executive team includes:

Robert E. Swanson, age 56, is the Chairman, manager and controlling member of Ridgewood Energy. Mr. Swanson is the Chief Executive Officer and controlling member of Ridgewood Renewable Power, Ridgewood Capital Management and other affiliates. Mr. Swanson was a tax partner at the former New York and Los Angeles law firm of Fulop & Hardee and an officer in the Investment Division of Morgan Guaranty Trust Company. His specialty was in personal tax and financial planning, including income, estate and gift tax. Mr. Swanson is a member of the New York State and New Jersey bars. He is a graduate of Amherst College and Fordham University Law School. Mr. Swanson and his wife, Barbara Mardinly Swanson are the authors of "Tax Shelters, A Guide for Investors and Their Advisors," published by Dow Jones-Irwin in 1982 and published in revised editions in 1984 and 1985.

Greg Tabor, age 42 is Executive Vice President and Director of Business Development for Ridgewood Energy. Mr. Tabor heads the Houston office of Ridgewood Energy. Mr. Tabor has 20 years experience in petroleum business development and as a land man responsible for negotiating leases, acquiring properties, and divesting properties, with the largest part of his work devoted to the Gulf of Mexico. Mr. Tabor came to Ridgewood from El Paso Natural Gas Corp. where he was a senior business development officer. Mr. Tabor worked for a decade primarily in the Gulf of Mexico on gas projects for Sante Fe Corp. and its affiliates. Mr. Tabor is a graduate of the University of Houston.

Robert L. Gold, age 45, is Executive Vice President of Ridgewood Energy which he joined in 1987. Mr. Gold is also the President and Chief Executive Officer of Ridgewood Capital since its inception in 1998. As such, he has directed the investment programs of the prior venture capital programs. For the two years prior to joining the Ridgewood Companies, Mr. Gold was a corporate attorney in the law firm of Cleary, Gottlieb, Steen & Hamilton in New York City. Mr. Gold is a member of the New York bar. He is a graduate of Colgate University and New York University School of Law.

Kathleen McSherry, age 38, is Ridgewood Energy's Chief Financial Officer. She joined Ridgewood Energy in 1987 as Assistant Controller and was promoted in 1994 to Controller. In addition, Ms. McSherry serves as Vice President of Systems and Administration of Ridgewood Renewable Power. Prior to her employment at Ridgewood Energy, Ms. McSherry worked in the Trust department for Midlantic National Bank. Ms. McSherry holds a Bachelor of Science degree in Accounting

Mary Lou Olin, age 47, is Vice President and Secretary of the Manager, Ridgewood Capital Management, LLC, Ridgewood Renewable Power, LLC, and the Fund. Her primary areas of responsibility are investor relations, communications and administration. Prior to her employment at Ridgewood Energy, Ms. Olin was a Regional Administrator at McGraw-Hill Training Systems where she was employed for two years. Prior to that, she was employed by RCA Corporation. Ms. Olin has a Bachelor of Arts degree from Queens College.

Please see Exhibit B for a Track Record of Ridgewood Energy's investments.

                                   TAX ASPECTS

         The following is a summary of material federal tax considerations for persons considering an investment in the Fund. The discussion, among other things, summarizes certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published positions of the Internal Revenue Service (the "Service") and existing judicial decisions, all of which are subject to change at any time.

         There can be no assurance that any deductions, credits or other tax consequences which are described herein, or which a prospective Investor in the Fund may contemplate, will be available. In addition, no assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements expressed herein. In some instances, these changes could have a substantial effect on the tax aspects of the Fund. Any future legislative changes may or may not be retroactive with respect to transactions prior to the effective date of such changes. Bills have been introduced in Congress in the past and may be introduced in the future which, if enacted, would adversely affect some of the tax consequences presently anticipated from an investment in the Fund.

         Moreover, although the Fund has retained professional tax advisors, there are risks and uncertainties concerning certain of the tax aspects associated with an investment in the Fund and there can be no assurance that some or all of the deductions or credits claimed by the Fund may not be challenged by the Service. Disallowance of such deduction or credits could adversely affect the Fund and the Investors. EACH PROSPECTIVE INVESTOR IS THEREFORE URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES ARISING FROM AN INVESTMENT IN THE FUND.

         NO RULING FROM THE SERVICE REGARDING EITHER THE TAX ASPECTS OR THE STATUS OF THE FUND AS A PARTNERSHIP FOR TAX PURPOSES HAS BEEN OR WILL BE REQUESTED.

         The description of the tax aspects discussed herein is supported by a tax opinion of counsel to the Fund, Black & Associates. A copy of the tax opinion is available upon request of any Investor. The tax opinion is, of course, not binding on the Service or the courts.

     The legal discussion below is based upon (a) the facts set forth in this Memorandum and the Exhibits hereto and (b) the following representations by the
Manager:

     o No election has been filed by the Fund under the Regulations to be treated as an association taxable as a corporation and no such election shall be filed in the future, without the consent of a majority of the Investors;

     o No interests in partnerships or business trusts in which the Manager or any Affiliate has acted as the Manager or the managing shareholder have ever been traded on a secondary market or the substantial equivalent thereof;

     o The Manager will not allow any transfer of Shares which, in the opinion of its counsel, will cause the Fund's Shares to be treated as readily tradable on a secondary market or the substantial equivalent thereof without the consent of a majority of the Investors;

     o The Manager does not expect to be in a significantly lower federal income tax bracket than the Fund's Investors; and

     o The Manager expects that at least 90% of the partnership gross income for each year of its existence will consist of interest or income from the exploration, development, production, processing, refining, transportation or marketing of oil and gas and gains from the sale of assets used to generate that income.

     1.  Limitations
         -----------

     The federal income tax consequences described below are, to a significant extent, available only to taxpayers who invest in the Fund with the bona fide intent of deriving an economic profit without regard to any income tax advantages. The determination of whether an Investor is participating in the Fund for profit is subjective and based upon the motives of the particular Investor. It is difficult to assess this subjective intent or anticipate the future activities of any Investor, and thus it is assumed for purposes of this discussion that the Investors shall have the requisite profit motive. A determination that such is not the case would have a substantially adverse effect upon the tax consequences of an investment in the Fund. No prospective Investor should invest in the Fund unless the prospective Investor does so with an intent to realize an economic profit without regard to tax consequences.

         Virtually all of the income tax consequences described herein is dependent upon the fair market value of the property to be acquired by and the services rendered to the Fund being not less than the price paid therefore. While the Manager believes that the values of such property and services will be not less than the prices paid, there can be no assurance that the Service or the courts will concur with such valuations.

2.       Classification as a Partnership
         -------------------------------

         A. In General. Under the Regulations, a business entity other than a corporation (or a "publicly traded partnership" which is treated as a corporation) with more than one member which is formed after January 1, 1997, will be treated as a partnership for federal income tax purposes unless the business entity elects to be treated as an association taxable as a corporation. The Manager has represented that no such election has been filed by the Fund nor will any such election be filed in the future, without the consent of a majority of the Investors.

         B. Publicly Traded Partnerships. Certain publicly traded partnerships are treated as corporations for federal income tax purposes. Since the Fund will be treated as a partnership for federal income tax purposes, this provision is applicable to the Fund. A "publicly traded partnership" is defined as "any partnership if...(1) interests in such partnership are traded on an established securities market, or (2) interests in such partnership are readily tradable on a secondary market (or the substantial equivalent thereof)." The Shares do not and are not intended to trade on an established securities market.

         Under the Regulations, interests in a partnership are considered to be readily tradable on a secondary market or the substantial equivalent thereof if:

         "(i) Interests in the partnership are regularly quoted by an person, such as a broker or dealer, making a market in the interests;

         (ii) Any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others;

         (iii) The holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interests through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or

         (iv) Prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in the other provisions of this paragraph . . . ."

         The Manager has represented, however, that no interests in partnerships or business trusts in which the Manager or any of its Affiliates has acted as the Manager or the managing shareholder have ever been traded on a secondary market or the substantial equivalent thereof, as defined in such Regulations. The Manager also represented that it will not allow any transfer of Shares which, in the opinion of its counsel, will cause the Fund's Shares to be treated as readily tradable on such market without the consent of a majority of the Investors.

         In addition, no partnership will be treated as a corporation for federal income tax purposes for any year if at least 90% of the partnership gross income for such year and all preceding years consists of, among other things, interest or income from the exploration, development, production, processing, refining, transportation or marketing of oil and gas and gains from the sale of assets used to generate that income. The Manager has represented that the Fund is expected to meet the foregoing 90% gross income test during each year of its existence.

         If (i) the Shares were in the future to become readily tradable as defined above, or in subsequent Regulations, rulings or other relevant authority and (ii) if the Fund would fail to satisfy the above 90% gross income test the Fund could for this reason become taxable as a corporation for federal income tax purposes.

         C. Summary. Assuming the Fund does not file an election under the Regulations to be treated as an association taxable as a corporation and does not become a "publicly traded partnership" as defined above, in the opinion of Black & Associates, the Fund shall be treated as a partnership for federal income tax purposes. Black & Associates' opinions are based upon the existing provisions of the Code, the Regulations and interpretations thereof by the Service and the courts. As mentioned, no assurance can be given that such laws and Regulations will not be changed or that such changes will not be retroactive.

3.       Fund Taxation

         Subject to the foregoing, it is the opinion of Black & Associates that the Fund will not be subject to federal income tax. The Fund will, however, be required each year to file Fund information tax returns.

         The Investors will be required to take into account, in computing their federal income tax liabilities, their respective distributive shares of all items of Fund income, gain, expense, loss, deduction, credit and tax preference for any taxable year of the Fund ending within or with the taxable year of the respective Investor, without regard to whether such Investors have received or will receive any cash distributions from the Fund. An Investor therefore may be subject to tax if the Fund has income even though no cash distribution is made.

         If the cash distributed by the Fund for any year to an Investor, including his share of the reduction of any Fund liabilities, exceeds his share of the Fund's undistributed taxable income, the excess will constitute a return of capital. A return of capital is applied first to reduce the tax basis of the Investor's interest in the Fund, and any amounts in excess of such tax basis will generally be treated as gain from a sale of such Investor's interest in the Fund.

         The Social Security Act and the Code exclude from the definition of "net earnings from self-employment" a limited partner's distributive share of any item of income or loss from a partnership other than a guaranteed payment for personal services actually rendered. In the opinion of Black & Associates, this provision would apply to the Investors. Among other things, the effect of this provision is that (a) no quarters of coverage of increased benefits under the Social Security Act will be earned by Investors by virtue of their shares of the Fund's income and (b) if any Investors are currently receiving Social Security benefits, their respective distributive shares of taxable income from the Fund will not have be taken into account in determining any reduction in benefits because of "excess earnings".

4.       Leasehold Acquisition Costs

         The cost of acquiring oil and gas leases, or other similar property interests, is a capital expenditure and may not be deducted in the year paid or incurred but must be recovered through depletion. If, however, a lease is proved to be worthless by drilling or abandonment, the cost of such lease (less any recovery thereof through the depletion deduction) constitutes a loss to the taxpayer in the year in which the lease becomes worthless.

5.       Deduction of Intangible Drilling and Development Costs

         Section 263(c) authorizes an election by the Fund to deduct as expenses intangible drilling and development costs incurred in connection with oil and gas properties at the time such costs are incurred in accordance with the Fund's method of accounting, provided that the costs are not more than would be incurred in an arm's length transaction with an unrelated drilling contractor. Such costs include, for example, amounts paid for labor, fuel, wages, repairs, supplies and hauling necessary to the drilling of the well and preparation of the well for production. Generally, this election applies to items that in themselves do not have salvage value. Alternatively, each Investor may elect to capitalize his or her share of the intangible drilling and development costs and amortize them ratably over a 60-month period.

         The Fund may enter into "Carried Interest" arrangements whereby the Fund would purchase interests in certain leases and agree to pay a disproportionate part of the costs of drilling the first well thereon. In such situations, the party who is paying more than his share of costs of drilling may not deduct all of such costs as intangible drilling and development costs unless his percentage of ownership of the lease is not reduced before he has recovered from the first production of the well an amount equal to the cost he incurred in drilling, completing, equipping and operating the well. The Fund may not have this right in certain of the transactions of this type in which it may engage. If circumstances permit, however, the Fund will adopt the position that all of the intangible drilling and development costs incurred are deductible (even though such costs may be disproportionate to its ownership of the lease) on the basis that such arrangements constitute partnerships for federal income tax purposes and that the excess intangible drilling and development costs are specifically allocable to the Fund. There can be no assurance that this position would prevail against attack by the Service.

         In the case of an Investor which constitutes an "integrated oil company," 30% of the amount otherwise allowable as a deduction for intangible drilling costs under Section 263(c) must be capitalized and deducted ratably over a 60-month period beginning with the month the costs are paid or incurred.

This provision does not apply to nonproductive wells. For this purpose, an "integrated oil company" is generally defined as an individual or entity with retail sales of oil and gas aggregating more than $5 million and refining more than 50,000 barrels per day for the taxable year.

         To the extent that drilling and development services are performed for the Fund in 2004, amounts incurred pursuant to bona fide arm's-length drilling contracts and constituting intangible drilling and development costs should be deductible by the Fund in 2004. To the extent that such services are performed in 2005, however, the Fund will only be allowed to deduct in 2004 amounts that are:

     o incurred pursuant to bona fide arm's-length drilling contracts which provide for absolute noncontingent liability for payment, and

     o    attributable to wells spudded within 90 days after December 31, 2004.

Sections 461(h)(1) and 461(i)(2) provide, in relevant part:

         ...in determining whether an amount has been incurred with respect to any item during any taxable year, the all events tests shall not be treated as met any earlier than when economic performance with respect to such item occurs.

                                      * * *

         ...economic performance with respect to the act of drilling an oil or gas well shall be treated as having occurred within a taxable year if drilling of the well commences before the close of the 90th day after the close of a taxable year.

         The clear implication of these provisions is that an amount incurred during a taxable year for drilling or completion services which could otherwise be accrued for tax purposes will not be disqualified as a deduction merely because the services are performed during the subsequent taxable year (provided that the services commence within the first 90 days of such subsequent year).

         Consequently, in the opinion of Black & Associates, intangible drilling and development costs meeting the above criteria should be deductible by the Fund in 2004 even though a portion of such costs are attributable to services performed during 2005.

         Each Investor, however, may deduct his share of amounts paid in 2004 for services performed in 2005 only to the extent of his "cash basis" in the Fund as of the end of 2004. For this purpose, a taxpayer's "cash basis" in a tax shelter which is taxable as a partnership (such as the Fund) is the taxpayer's basis in the Fund determined without regard to any amount borrowed by the taxpayer with respect to the Fund which (a) is arranged by the Fund or by any person who participated in the organization, sale or management of the Fund (or any person related to such person within the meaning of Section 461(b)(3)(c)), or (b) is secured by any asset of the Fund. Inasmuch as "cash basis" excludes borrowing arranged by an extremely broad group of persons who could be "related" to a person who "participated" in the organization, sale or management of the Fund, it is not possible for counsel to the Fund to express an opinion as to whether each Investor will be allowed to deduct his allocable share of any prepaid drilling expenses to the extent that they exceed his actual cash investment in the Fund. Amounts borrowed by an Investor from the Manager or any of its Affiliates and borrowing arranged by such persons will not be considered part of such Investor's "cash basis" for these purposes.

6.       Depletion

         Subject to the limitations discussed hereafter, the Investors will be entitled to deduct, as allowances for depletion under Section 611, their share of percentage or cost depletion, whichever is greater, for each oil and gas producing property owned by the Fund.

         Cost depletion is computed by dividing the basis of the property by the estimated recoverable reserves to obtain a unit cost, then multiplying the unit cost by the number of units sold in the current year. Cost depletion cannot exceed the adjusted basis of the property to which it relates. Thus, cost depletion deductions are limited to the capitalized cost of the property, while percentage depletion may be taken as long as the property is producing income. The depletion allowance for oil and gas production will be computed separately by each Investor and not by the Fund. The Fund will allocate to each Investor his proportionate share of production and the adjusted basis of each Fund property. Each Investor must keep records of his share of the adjusted basis and any depletion taken on the property and use his adjusted basis in the computation of gain or loss on the disposition of the property by the Fund.

         Percentage depletion with respect to production of oil and gas is available only to those qualifying for the independent producer's exemption, and is limited to an average of 1,000 barrels per day of domestic oil production or 6,000,000 cubic feet per day of domestic gas production. The applicable rate of percentage depletion on production under the independent producer exemption is 15% of gross income from oil and gas sales. The depletion deduction under the independent producer exemption may not exceed 65% of the taxpayer's taxable income for the year, computed without regard to certain deductions. Any percentage depletion not allowed as a deduction due to the 65% of adjusted taxable income limitation may be carried over to subsequent years subject to the same annual limitation. For an Investor that is a trust, the 65% limitation shall be computed without deduction for distributions to beneficiaries during the taxable year.

         The determination of whether an Investor will qualify for the independent producer exemption will be made at the Investor level. An Investor who qualifies for the exemption, but whose average daily production exceeds the maximum number of barrels on which percentage depletion can be computed for that year, will have to allocate his exemption proportionately among all of the properties in which he has an interest, including those owned by the Fund. In the event percentage depletion is not available, the Investor would be entitled to utilize cost depletion as discussed above.

         The independent producer exemption is not available to a taxpayer who refines more than 50,000 barrels of oil on any one day in a taxable year or who directly or through a related person sells oil or gas or any product derived therefrom (i) through a retail outlet operated by him or a related person or
(ii) to any person who occupies a retail outlet which is owned and controlled by the taxpayer or a related person. In general, a related person is defined by
Section 613A of the Code as a corporation, partnership, estate, or trust in which the taxpayer has a 5% or greater interest. For the purpose of applying this provision: (i) bulk sales of oil or natural gas to commercial or industrial users are excluded from the definition of retail sales; (ii) if the taxpayer or a related person does not export any domestic oil or natural gas production during the taxable year or the immediately preceding year, retail sales outside the U.S. are not deemed to be disqualifying sales; and (iii) if the taxpayer's combined receipts from disqualifying sales do not exceed $5,000,000 for the taxable year of all retail outlets taken into account for the purpose of applying this restriction, such taxpayer will not be deemed a "retailer."

         The technical provisions and limitations relating to the availability of depletion are complex and will vary among taxpayers. Many uncertainties exist and each prospective Investor should review his individual circumstances with his personal tax advisor.

7.       Depreciation
         ------------

         Costs of equipment, such as casing, tubing, tanks, pumping units, pipelines, production platforms and other types of tangible property and equipment generally cannot be deducted currently, but may be eligible for accelerated cost recovery. All or part of the depreciation claimed may be subsequently recaptured upon disposition of the property by the Fund or of a Share by any Investor.

         In addition, the Code provides for certain uniform capitalization rules which could result in the capitalization rather than deduction of Fund overhead and administration costs.

8.       Farm-outs and Back In Interests
         -------------------------------

         The Fund may acquire oil and gas leaseholds through Farm-out Agreements. Some Farm-outs may be characterized for tax purposes as partnerships entered into by the Fund and an Operator. The manner in which the parties to these Farm-outs agree to allocate income, gain, loss, deductions, and credits (or any item thereof) may be disallowed under Section 704 of the Code. If the Farm-out creates a co-ownership arrangement, the Fund may be required to capitalize a portion of the intangible drilling and development costs paid in excess of its fractional share of the Working Interest acquired pursuant to the agreement. One type of Farm-out in which the Fund might participate is a transaction in which, in exchange for the drilling of a well on a particular drill site, an Operator becomes entitled to an assignment of 100% of the leasehold interest in the drill site acreage (until such time as the Operator's drilling, completion and production costs are recovered out of production therefrom, with a lesser percentage thereafter) and a lesser fractional interest in the portion of the tract exclusive of the drill site acreage. The Service has ruled, in Revenue Ruling 77-176, 1977-1 Cum. Bul. 77, that any transfer of rights in property other than the drill site acreage in this type of transaction would be deemed a sale of such other property by the party transferring the property on which gain or loss is realized. The Service further ruled that, while the party receiving the acreage and incurring the cost of drilling the well on the drill site may elect to deduct such costs as intangible drilling and development costs, such party would realize ordinary income equal to the value of the acreage earned exclusive of the drill site acreage.

         The Fund will attempt to structure any Farm-out or similar transaction in a way that either eliminates or minimizes to the fullest extent possible the tax consequences described above. Nevertheless, the ruling may have adverse tax implications for the Fund if and when the Fund enters into such Farm-outs, since the Fund may recognize gain or loss upon the transfer of an interest in the property.

9.       Allocations
         -----------

         In the opinion of Black & Associates, the allocations of each Investor's share of income, gain, expense, loss, deduction or credit as set forth in the LLC Agreement will more likely than not be sustained for federal income tax purposes.

         Under Section 704, a partner's distributive share of the income, gain, expense, loss, or credit of a partnership is determined in accordance with the partnership agreement, unless the allocation set forth therein is without

"substantial economic effect." An allocation will have substantial economic effect only if it may actually affect the dollar amount of the partners' shares of the total partnership revenue or costs independently of tax consequences. Allocations which do not affect the amounts to be distributed from a partnership generally do not have substantial economic effect. It is essential that the allocations be reflected in the partners' capital accounts and that such capital accounts be the basis upon which distributions are made upon liquidation. Several relevant factors that are considered in making a determination as to whether an allocation will be recognized for federal income tax purposes are outlined in the Regulations. These factors include, among others, (1) the presence of a business purpose for the allocation, (2) whether related items of income, gain, expense, loss, deduction or credit from the same source are subject to the same allocation, (3) whether the allocation was made without recognition of normal business factors, (4) whether it was made only after the amount of the specially allocated item could reasonably be estimated, (5) the duration of the allocation and (6) the overall tax consequences of the allocation. These factors and perhaps others may be relevant in determining whether an allocation has substantial economic effect.

         The Regulations relating to special allocations of partnership costs and revenues under Section 704(b) provide that partnership allocations have economic effect (and thus would be valid under the Code provided such effect is substantial) only if they are consistent with the underlying economic arrangements of the partners. Under the Regulations, an allocation of income, gain, expense, loss, deduction or credit (or item thereof) to a partner is considered to have economic effect if, throughout the full term of the partnership, the partnership agreement provides:

     o For the determination and maintenance of the partners' capital accounts in accordance with the Regulations;

     o Upon liquidation of the partnership (or any partner's interest in the partnership), for liquidating distributions in all cases to be made in accordance with the positive capital account balances of the partners, as determined after taking into account all capital account adjustments for the partnership taxable year during which such liquidation occurs (other than those made pursuant to this requirement and requirement (3) below), by the end of such taxable year (or, if later, within 90 days after the date of such liquidation); and

     o    For a "qualified income offset" provision as defined in Regulation
          Section 1.704-1(b)(2)(ii)(d) and a "minimum gain charge-back" provision as defined in Regulation Section 1.704-2(f).

     No allocation to a partner will be given effect, however, which would cause or increase a negative capital account balance for such partner in excess of that partner's share of the partnership minimum gain. In general, a partnership has minimum gain to the extent that nonrecourse liabilities encumbering partnership property exceed the adjusted tax basis of such property.

     Under the LLC Agreement, a capital account is to be maintained for each Investor to which will be charged each item of Fund income, gain, expense, loss, deduction and credit in accordance with the rules set forth in the Regulations. Upon dissolution of the Fund, after satisfying all Fund liabilities, each Investor will receive a distribution in accordance with the Investor's positive capital account balance. In addition, the LLC Agreement contains a "qualified income offset" provision as defined in Regulation Section 1.704-1(b)(2)(ii)(d) and a "minimum gain charge-back" provision as defined in Regulation section 1.704-2(f).

         Regulation Section 1.704-1(b)(2)(iii)(a) presently provides that the economic effect of an allocation is not substantial if, at the time the allocation becomes part of the partnership agreement, (1) the after-tax economic consequences of at least one partner may, in present value terms, be enhanced compared to such consequences if the allocation were not contained in the partnership agreement, and (2) there is a strong likelihood that the after-tax economic consequences of no partner will, in present value terms, be substantially diminished compared to such consequences if the allocation were not contained in the partnership agreement. In determining the after-tax economic benefit or detriment to a partner, tax consequences that result from the interaction of the allocation with such partner's tax attributes that are unrelated to the partnership will be taken into account.

         Under the LLC Agreement, 99 percent of all items of Fund expense, loss, deduction and credit attributable to the expenditure of Capital Contributions will generally be allocated to the Investors. This allocation appears to satisfy the first test of Regulation Section 1.704-1(b)(2)(iii)(a) inasmuch as it will presumably enhance the after-tax consequences to an Investor. The second test is not expected to be met, since the Manager has represented that it does not expect to be in a significantly lower income tax bracket than the Investors. In any case, there appears to be no statutory authority for the position taken by the Treasury Department in Regulation Section 1.704-1(b)(2)(iii)(a), inasmuch as it would appear to disallow any special allocation which would enhance the after-tax economic consequences to any partner, whether or not the allocation has substantial economic effect.

         Accordingly, it is Black & Associates opinion that the allocations set forth in the LLC Agreement will more likely than not have the requisite substantial economic effect.

         If the allocations are not recognized, Section 704(b) requires that each Investor's distributive share be determined in accordance with his interest in the Fund, as determined from all the facts and circumstances. The most likely consequences of an adverse determination in this regard would be the disallowance of approximately 14% of the deductions taken by the Investors with respect to the acquisition, drilling and completion of the Fund's wells.

         Section 706 and the Regulations thereunder provide generally that a partner may be allocated items of partnership income and deductions only for that portion of the Fund's taxable year that the partner is a partner. Accordingly, the partnership shall allocate such items only to those Investors who are already admitted to the Fund at the time such expenses were incurred.

10.      Organization, Start-up and Syndication Expenses
         -----------------------------------------------

         Section 709(a) prohibits any Investor from deducting any amounts paid or incurred to organize the Fund or to promote the sale of (or to sell) an interest in the Fund. Amounts paid to organize the Fund, however, may, at the election of the Fund, be treated as deferred expenses and deducted ratably over a period of not less than 60 months selected by the Fund. Organization expenditures that may be amortized are those (i) incurred incident to the creation of the Fund, (ii) chargeable to the capital account, and (iii) of a character which, if expended incident to the creation of a partnership having an ascertainable life, would be amortized over such life. The Fund presently intends to amortize qualifying organization expenditures over a 60-month period.

         Expenses connected with the promotion or sale of interests in a partnership, known as syndication fees, are not deductible by the Fund or the Investors and are not eligible for the 60-month amortization as is the case for organizational expenses. Syndication fees include such expenditures connected with the issuing and marketing of interests in a partnership such as sales commissions, certain professional fees, selling expenses and printing costs. Regulation Sections 1.709-1 and 1.709-2 make it clear that the definition of syndication costs includes counsel fees related to securities law advice, certain accountants' fees, brokerage fees and registration fees. The allocation of certain expenses between organization costs and syndication costs is a question of fact and the Manager will use reasonable judgment in claiming amortization deductions for a portion of the Organizational, Distribution and Offering Fee and other expenses. The Service may on audit contest such deductions.

         Section 195 provides that no deduction is allowed for "start-up expenditures." However, taxpayers may elect under that section to amortize "start-up expenditures" over a period of not less than 60 months. "Start-up expenditures" include amounts paid or incurred in connection with investigating the creation or acquisition of an active trade or business or paid or incurred in connection with any activity engaged in for profit and for the production of income prior to the day on which the active trade or business begins, in anticipation of the activity becoming an active business.

         A significant portion of the Fund's expenses may be characterized as "start-up expenditures" for federal income tax purposes. Consequently, the Fund intends to elect to amortize such expenses over a 60-month period.

         While the Manager will use its best judgment in the allocation of expenses among start-up, organization, syndication and other costs, no assurance can be given that such allocation will not be challenged by the Service. In particular, the service may claim that various fees paid to the Manager constitute syndication expenses.

11.      Distributions
         -------------

         Cash distributions by the Fund to an Investor will not result in taxable gain to such Investor unless they exceed the Investor's adjusted basis in his Shares, in which case the Investor will recognize gain in the amount of such excess. Non-liquidating distributions of property other than cash to an Investor will reduce the Investor's basis in the Fund by an amount equal to the Fund's basis in such property; provided, however, that the adjusted basis of the Investor may not be reduced below zero. An Investor's tax basis in any property distributed to the Investor will be an amount equal to the amount of reduction in the Investor's basis in the Investor' Shares, occurring by reason of such distribution, regardless of the value of the property distributed. A reduction in an Investor's share of Fund indebtedness will be treated as a cash distribution to the Investor to the extent of such reduction. Under some circumstances, distributions from the Fund to an Investor may cause the amount the Investor has at risk with respect to the Fund activity to fall below zero, which could result in recapture of previously deducted losses.

12.      Trade or Business Requirement
         -----------------------------

         The Service may seek to disallow certain deductions claimed by the Fund on the ground that these expenditures are not expenditures incurred in carrying on a trade or business because the Fund will not have established and commenced its business at the time the expenditures are made.

         Neither the Code nor the Regulations provide any explicit definitions of "carrying on a trade or business." Although various subjective criteria have been recommended for consideration in this regard, no single factor has been found to be controlling. Further, determining the point in time when a particular venture begins carrying on a trade or business is essentially a question of fact, the resolution of which is not to be determined solely from the intention of the taxpayer. The Service might contend that the Fund is not engaged in carrying on any trade or business within the meaning of Section 162(a) until such time as the business has begun to function as a going concern, performs those activities for which it was organized and starts to generate receipts. In addition, the service may contend that certain expenses are in the nature of "start-up" expenses rather than currently deductible trade or business expenses.

         In the event that the Service were to disallow Fund expenses based upon the failure of the Fund to have been carrying on a trade or business, the Fund expects to take the position that its expenses may be deducted in any case under
Section 212 which provides for deductions for amounts incurred for the production of income, for the management, conservation, or maintenance of property held for the production of income and in connection with the determination, collection or refund of any tax.

         Under Code Section 67, however, expenses of an individual taxpayer which are otherwise deductible under Section 212 are disallowed to the extent that they, when combined with the taxpayer's other miscellaneous deductions, do not exceed 2% of his adjusted gross income. If, for any period, the Fund is found not to be engaged in a trade or business, the Service could thus disallow an Investor's share of various expenses of the Fund to the extent that such share, when combined with the Investor's otherwise allowable miscellaneous deductions, does not exceed such 2% threshold.

13.      Alternative Minimum Tax
         -----------------------

         The Code imposes an alternative minimum tax in order to assure that taxpayers may not reduce their tax below a minimum level through certain "tax preference items." In general, the alternative minimum tax liability of a noncorporate taxpayer is calculated by (1) adding together the taxpayer's adjusted gross income and the taxpayer's tax preference items, (2) adding and subtracting certain other specified items, and (3) then subtracting the applicable exemption of $33,750 for single taxpayers, $45,000 for married taxpayers filing joint returns or $22,500 for married taxpayers filing separate returns, estates and trusts (temporarily increased to $58,000 for joint returns and $40,250 for single taxpayers for the year 2004). The total amount determined in the preceding two sentences (the "Taxable Excess") is then taxed at the following rates; all taxpayers other than married individuals filing separate returns are taxed at 26% of the first $175,000 of the Taxable Excess and at 28% of any additional Taxable Excess, reduced by any applicable foreign tax credit; while married individuals filing separate returns are taxed at 26% of the first $87,500 of the Taxable Excess and at 28% of any additional Taxable Excess, reduced by any applicable foreign tax credit. The taxpayer must then pay the greater of the alternative minimum tax or the regular income tax. Generally, no tax credits (other than the foreign tax credit) are allowable against the alternative minimum tax. Under the Code, the exemptions listed in clause (3) above are phased out where alternative minimum taxable income exceeds $150,000 ($112,500 for single persons and $75,000 for estates, trusts and married persons filing separately).

         Alternative minimum tax preference items and adjustments which only result in a deferral of tax rather than a permanent reduction may give rise to a credit against regular tax payable by Investors in future years.

         Although an investment in the fund is unlikely to cause an individual Investor to report preference items, the intangible drilling deductions ("IDC") allocated to such Investor by the Fund may increase his or her alternative minimum taxable income ("AMTI"). A taxpayer who is not an integrated oil company may not reduce AMTI by more than 40 percent of the AMTI that would otherwise be reportable had the taxpayer been subject to the "excess IDC" tax preference. That tax preference is generally the amount by which (a) the excess of the actual IDC deduction over the deduction which would have been allowable if the costs were capitalized and taken ratably over 10 years (or in accordance with cost depletion) is greater than (b) 65 percent of the taxpayers income from oil, gas and geothermal properties. Any portion of the IDC taken under the 60-month amortization election may be excluded from the foregoing calculation.

         An adjustment that may increase or decrease alternative minimum taxable income is depreciation attributable to personal property placed in service after 1986 that differs from the amount available under the 150 percent declining balance method.

         The applicability of the alternative minimum tax must be determined by each individual Investor based upon the operations of the Fund and his personal tax situation. In many circumstances, the federal (and state) minimum tax provisions will substantially eliminate the value of intangible drilling deductions for individual taxpayers. Accordingly, any potential investor in the Fund should consult his own tax advisor to determine the tax consequences to him personally of the alternative minimum tax.

14.      Termination of the Fund
         -----------------------

         The actual or constructive termination of the Fund may have important tax consequences to the Investors. All Investors would recognize their distributive shares of Fund income, gain, expense, loss, deduction or credit accrued during the Fund's taxable year up until the date of termination whether or not any such items are distributed. Similarly, the Investors must account for their distributive shares of gains or losses realized from the sale or other disposition of Fund assets in liquidation of the Fund. The Code provides that if 50% or more of the capital and profit interests in a Fund are sold or exchanged within a single twelve-month period, the Fund will terminate for tax purposes. If such a termination occurs, the assets of the Fund will be deemed constructively distributed pro rata to the Shareholders and then recontributed by them to a new (for tax purposes) partnership.

         Upon the distribution of Fund assets incident to the termination of the Fund, an Investor will recognize gain to the extent that money distributed to the Investor plus the pro rata amount, if any, of liabilities discharged exceeds the adjusted basis of his or her Shares immediately before the distribution. Assuming that an Investor's interest in the Fund is a capital asset, such gain will be capital gain unless Section 751 applies. Section 751 provides generally that a partner's gain on liquidation of a Fund will be treated as ordinary income to the extent that the partner receives or is deemed to receive less than the partner's pro rata share of certain ordinary income assets, including unrealized receivables and potential recapture of depreciation, depletion and intangible drilling costs. No loss will be recognized by an Investor on the distribution to the Investor of Fund property upon the termination of the Fund unless the only such property distributed is money, unrealized receivables and inventory. For these purposes, "money" includes marketable securities.

15.      Activities Engaged in for Profit
         --------------------------------

         Section 183 provides limitations for deductions attributable to an "activity not engaged in for profit." The term "activity not engaged in for profit" means an activity other than one which constitutes a trade or business, or one that is engaged in for the production or collection of income or for the management, conservation or maintenance of property held for the production of income. The determination of whether an activity is not engaged in for profit is based on all the facts and circumstances and no one factor is determinative.

         Section 183 creates a presumption that an activity is engaged in for profit if in any three years out of five consecutive taxable years the gross income derived from the activity exceeds the deductions attributable thereto. Thus, if the Fund fails to produce a profit in at least three of five consecutive years, the presumption will not be available and the possibility of successful challenge by the Service substantially increases. If Section 183 is successfully asserted by the Service, no deductions will be allowed in excess of Fund income.

         Since the test of whether an activity is deemed to be engaged in for profit is based on the facts and circumstances existing from time to time, no assurance can be given that Section 183 may not be applied in the future to disallow deductions taken by the Investors with respect to their interest in the Fund.

         It should be noted that, if the Service were to challenge an Investor's deduction of Fund losses for lack of profit motive, such Investor would have the burden of proving that the Fund did in fact enter into the transaction with a reasonable expectation of profit and that the Investor's own investment in the Fund was made with the requisite profit motive.

16.      Material Distortion of Income
         -----------------------------

         Section 446(a) provides that taxable income shall be computed under the method of accounting on the basis of which the taxpayer regularly computes the taxpayer's income in keeping the taxpayer's books. Section 446(b) provides, however, that if the method used does not clearly reflect income, the computation shall be made under such method as does clearly reflect income in the opinion of the Service. If the method of accounting used by the taxpayer does not clearly reflect income, Section 446(b) grants the Service discretion to compute the taxpayer's taxable income "under such method" as the Service determines does clearly reflect income.

         It has been established that the Service's authority to change a method of accounting may be used to correct not only the overall method of accounting of the taxpayer but also the accounting treatment of any item. See, e.g., Burck
v. Commissioner, 533 F.2d 768 (2d Cir. 1976).

         The Service claims a very broad authority under Section 446(b) to disallow any deduction where the deduction results in what it determines to be "a material distortion of income." An example of the Service's position is Revenue Ruling 79-229, 1979-2 Cum. Bull. 210, which sets forth some of the factors it can consider in determining whether a deduction results in a material distortion of income, such as the customary practice of the taxpayer, the amount of the expense in relation to such expenses in the past, and the materiality of the expenditure in relation to the taxpayer's income for the year.

         The broad authority claimed by the Service in Revenue Ruling 79-229 is similar to a position taken by it in the past. However, on at least one occasion, the United States Supreme Court specifically rejected the reasoning that the Service has the authority to make exceptions to the general rule of accounting by annual periods if it determines that it would be unjust or unfair not to isolate a particular transaction and treat it on the basis of the long-term result. Despite this authority, the Service may analyze deductions taken by the Fund and attempt to reallocate such deductions to another taxable year to the extent the Service determines that such deductions materially distort income. Since the material distortion of income test is based upon the facts and circumstances of a specific transaction, counsel cannot express an opinion as to the likely outcome of an attempted reallocation of Fund deductions by the Service.

17.      Fund Borrowing
         --------------

         Any Fund income applied to the repayment of Fund borrowing will remain taxable as income to the Investors although no distribution is made to them. A foreclosure or other sale of any Fund property securing any such indebtedness may also result in an Investor's realization of income for income tax purposes even if no proceeds are distributed to the Investor. In determining for federal income tax purposes the amount received on the sale or disposition of an interest in the Fund an Investor must take into account, among other things, the Investor's share of Fund indebtedness. An Investor may, therefore, realize an amount of taxable gain in excess of the actual proceeds of a sale or disposition of Fund property or of the Investor's interest in the Fund.

         All Investors should be aware of the restrictions, contained in the Code, on the deductibility of interest paid by an Investor. See Limitations on Interest Deductions, below.

18.      Registration of Tax Shelters
         ----------------------------

         Under Section 6111, any tax shelter organizer is required to register the shelter with the Service if it meets the following tests: (i) if a person could infer from the offering that the "tax shelter ratio" may be greater than 2 to 1 at the end of any of the first five years after the offering date; and (ii) if the investment (a) is required to be registered under any federal or state securities law, or (b) is sold pursuant to an exemption under any federal or state securities law, or (c) is substantial. For purposes of the foregoing tests, the tax shelter ratio is the ratio with respect to any investor of (A) the aggregate of deductions and 350 percent of the credits potentially allowable to (B) the aggregate of the cash invested and the adjusted basis of other property contributed by the investor (reduced by any liability to which that property is subject) and an investment is considered substantial if the total offering exceeds $250,000 and five or more investors are expected to invest. The organizers must register the shelter not later than the day on which the interests are offered for sale. The organizers must complete a registration form which contains information identifying and describing the tax shelter, its benefits, and any other information required by the Service. If the organizers fail to timely register a tax shelter or file false or incomplete information with respect to registration, they may be subject to a penalty equal to the greater of (a) $500 or (b) 1% of the amount invested in the shelter. The organizers must supply purchasers with the entity's tax shelter identification number. Failure to do so will result in a penalty of $100 for each failure. Any person claiming any deduction, credit or other tax benefit by reason of a tax shelter must include the entity's tax shelter identification number on the tax return on which such deduction, credit or other benefit is claimed. Failure to include such number will result in a penalty of $250 for each such failure.

19.      Audits, Interest and Penalties
         ------------------------------

         Under the Code, the Service is permitted to audit a partnership's tax return instead of having to audit the individual tax returns of the partners, so that a partner would be subject to determinations made by the Service or the courts at the partnership level. A partner is entitled to participate in such an audit, or in litigation resulting therefrom, only in limited circumstances. In the event that any audit results in a change in the Fund's return and an increase in the tax liability of an Investor, there may also be imposed substantial amounts of nondeductible interest and penalties. In addition to the interest imposed on deficiencies (presently 5% per year compounded daily), the Code now provides a penalty equal to 20% of any underpayment of tax attributable to (1) negligence, any careless, reckless or intentional disregard of rules or regulations, or any failure to make a reasonable attempt to comply with the Code, (2) a substantial underpayment of tax (i.e., one which exceeds the greater of $5,000 or 10% of the correct tax liability) which was neither based upon substantial authority nor adequately disclosed or (3) any substantial valuation misstatement (i.e., a valuation which exceeds 200% or is less than 50% of the correct value) which, when combined with any other substantial valuation misstatements for the taxable year, resulted in an underpayment of tax exceeding $5,000. If a substantial valuation misstatement exceeds 400% or is less than 25% of the correct value, the penalty is increased to 40% of any underpayment attributable to such misstatement.

         Investors must generally treat partnership items on their federal income tax returns consistently with the treatment of such items on the partnership information return filed by the Fund, unless the Investor files a statement with the Service identifying the inconsistency or otherwise satisfies the conditions for waiver of the consistency requirement. Failure to satisfy this requirement will result in an adjustment to conform the Investor's treatment of the item with the treatment of the item on the partnership information return filed by the Fund. Intentional or negligent disregard of the consistency requirement may subject an Investor to substantial penalties.

         Because of the potentially substantial effect of all the foregoing provisions, each prospective Investor should consult with his tax advisor about these provisions before acquiring Shares.

20.      Sales of Fund Property
         ----------------------

         The sale or disposition of Fund property used in the Fund's business will generate a gain or loss equal to the difference between the amount realized on such sale or other disposition and the Fund's adjusted basis in the property. In general, gain realized from the sale or disposition of such property which is depreciable property or land and was held for more than one year should qualify as gain from the sale of a Section 1231 asset, except to the extent that any such gain is attributable to property subject to recapture. Each Investor is generally entitled to treat the Investor's share of Section 1231 gains and losses as long-term capital gains and losses if the Investor's Section 1231 gains exceed the Investor's Section 1231 losses for the year. However, net
Section 1231 gains will be treated as ordinary income to the extent of unrecaptured net Section 1231 losses of the Investor for the five most recent prior years. If the Investor's share of Section 1231 losses, when added to his or her other Section 1231 losses, exceeds the Investor's Section 1231 gains for the taxable year, such losses will be treated as ordinary losses.

         Section 1254 provides that upon disposition of any oil and gas property by the Fund, a portion of any gain may be taxed as ordinary income from the recapture of intangible drilling and development costs and depletion. The amount that will be taxable as ordinary income will be equal to the lesser of: (1) the amount of intangible drilling and development costs and depletion previously deducted with respect to the property or interest sold (only insofar as they reduced the adjusted basis thereof); or (2) the excess of the amount realized on disposition of the property over the adjusted basis of the property.

         Any gain on the sale or other disposition of equipment by the Fund will be taxed as ordinary income to the extent of all depreciation deductions previously claimed with respect to such equipment, with any excess being treated as Section 1231 gain. Similarly, gain on the sale of any building owned by the Fund will be treated as ordinary income to the extent of any depreciation taken with respect to such building in excess of straight-line depreciation. If, however, such building has been held for one year or less, all depreciation will be recaptured as ordinary income. In the case of a disposition of property in an installment sale, any ordinary income under these recapture provisions is to be recognized in the year of the disposition.

         Under Section 751, a similar recapture rule applies upon the disposition of Shares by an Investor such that an Investor will be required to treat as ordinary income the portion of any gain realized upon the disposition of the Investor's Shares that is attributable to property subject to recapture of depreciation, intangible drilling and development costs and depletion or certain other property which, if sold by the Fund, would give rise to ordinary income. There are exceptions to the recapture rules for gifts, transfers at death, transfers in certain tax-free reorganizations, like-kind exchanges and involuntary conversions in certain circumstances.

         Net capital gains of individual taxpayers currently are taxed at a minimum statutory rate (generally this is 15% for capital assets held for more than 12 months) which is significantly less than the maximum statutory rate applicable to other income (35%). Net capital gains means the excess of net long-term capital gain over net short-term capital loss.

21.      Limitations on Interest Deductions
         ----------------------------------

         In general, Section 163(d) limits the amount of investment interest which an individual Investor may deduct to the Investor's "net investment income." Interest expense (and income) from activities subject to the passive loss rules is not treated as investment interest (or investment income). Investment interest includes interest attributable to indebtedness that is incurred to acquire an interest in an activity involving the conduct of a trade or business which is not a passive activity and in which the taxpayer does not materially participate. Interest attributable to borrowing incurred to purchase Shares will be taken into account in computing the Investor's income or loss from passive activities to the extent that the Fund's income is treated as derived from a passive activity. Consequently, most of the interest expense attributable to such borrowing should not constitute investment interest expense. Investment interest, the deduction of which is disallowed in any year, may be carried over to subsequent years. Each Investor should consult with the Investor's own tax advisor as to the application, if any, to the Investor of the limitations contained in Section 163(d).

         In addition, under the Code, no deduction is allowed for personal interest (such as interest on car loans or credit card balances for personal expenditures). Interest on underpayments of tax (other than certain deferred estate taxes) is treated as personal interest under the Code.

         Interest on debt secured by the principal residence or second residence of a taxpayer is, however, deductible if paid with respect to "acquisition indebtedness" up to a maximum debt of $1,000,000 ($500,000 for a married person filing a separate return) and "home equity indebtedness" up to a maximum debt of $100,000 ($50,000 for a married person filing a separate return). For this purpose, "acquisition indebtedness" means debt that is incurred in acquiring, constructing or substantially improving the principal or a second residence of the taxpayer and "home equity indebtedness" means debt secured by the taxpayer's principal or second residence to the extent that the aggregate amount of such debt does not exceed the difference between the "acquisition indebtedness" with respect to the residence and the fair market value of the residence. Under the Code, certain pre-October 13, 1987 indebtedness of the taxpayer is deductible regardless of the $1,000,000 and $100,000 limitations.

         In addition to the foregoing, Section 265(a)(2) provides that interest on indebtedness incurred or continued to "purchase or carry" tax-exempt securities is not deductible. Investors who currently own or anticipate acquiring tax-exempt securities and who contemplate purchasing Shares with borrowed funds are urged to consult with their tax advisors with respect to the application of Section 265.

22.      Fund Elections
         --------------

         Pursuant to Sections 734, 743 and 754, a partnership may elect to have the cost basis of its assets adjusted in the event of a sale by a partner of the partner's interest in the partnership, the death of a partner, or the distribution of property to a partner. The general effect of such an election is that the transferees of an interest in the partnership are treated as though they had acquired a direct interest in the partnership assets and, upon certain distributions to partners, the partnership is treated as though it has newly acquired an interest in the partnership assets and therefore acquired a new cost basis for such assets. Any such election, once made, is irrevocable without the consent of the Service.

         As a result of the complexities and the substantial expense inherent in making the election, the Manager does not presently intend to make such an election on behalf of the Fund. The absence of any such election may result in a reduction in value of an Investor's Shares to any potential transferee. Thus, the absence of the power to compel the making of such an election should be considered an additional impediment to the transferability of Shares.

         Various other elections affecting the computation of federal income tax deductions and taxable income derived from the Fund must be made by the Fund and not by the individual Investors. For purposes of reporting each Investor's share of Fund income, gains and losses, the Fund's elections are binding upon the Investors.

23.      At Risk Rules:  Limitation on Deduction of Losses
         -------------------------------------------------

         Section 465 limits an Investor's deduction for losses allocated to the Investor by the Fund to the amount that he has at risk with respect to the Fund. The term "loss" is defined as meaning the excess of the deductions allowable for the taxable year over the income received or accrued by the taxpayer during the taxable year from such activity.

         Section 465 and the proposed Regulations thereunder generally provide that an Investor will be considered to have at risk in the Fund the sum of (i) the amount of money contributed to the Fund, (ii) the adjusted basis of other property contributed to the Fund, (iii) income generated by the Fund, and (iv) amounts borrowed by the Investor or the Fund for use in the Fund's activities, where the Investor is personally liable for the repayment of the loan or where the Investor has pledged property, other than property used in the activity, as security for the borrowed amount, but only to the extent of the net fair market value of the Investor's interest in the property; provided, however, that borrowed amounts will not be considered at risk if borrowed from any person or entity who (a) has an interest, other than as a creditor, in the Fund's activities or (b) is related to someone who has such an interest. Thus, for example, an Investor will not be considered to have at risk in the Fund amounts borrowed from the Manager or its Affiliates. An Investor will not be considered at risk with respect to amounts protected against loss through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

         Distributions to an Investor will generally reduce the amount which the Investor has at risk in the activity. The "at risk" rules provide that the amount of any distribution received by an Investor or any other reduction in the Investor's at risk basis, after his or her amount at risk is reduced to zero, will be treated as ordinary income, but only to the extent of losses previously claimed by the investor from the Fund. Thus, if the Fund makes distributions to an Investor which do not exceed his adjusted basis in the Fund, but do exceed the Investor's amount at risk, he may have ordinary income.

         Generally, the at risk limitation applies on an activity-by-activity basis and, in the case of oil or gas properties, each property is treated as a separate activity so that losses or deductions arising from one property are limited to the at risk amount for that property and not the aggregate at risk amount for all the taxpayer's oil or gas properties. The Service has announced that, until further guidance is issued, it will permit the aggregation of oil or gas properties owned by a partnership in computing a partner's at risk limitation with respect to the partnership. The Service has also announced that any rules that would impose restrictions on the ability of partners to aggregate will be effective only for taxable years ending after the rules are issued. If an Investor must compute his at risk amount separately with respect to each Fund Property, the consequences of the at risk limitations to him are unpredictable, but he may not be allowed to utilize his share of losses or deductions attributable to a particular Property even though he has a positive at risk amount with respect to the Fund as a whole.

         If in any year an Investor has a loss from the Fund, the effect of
Section 465(a) is to permit deduction of such loss up to the aggregate amount at risk on the last day of the taxable year. If the amount at risk exceeds the loss, the amount deemed at risk in subsequent years is reduced under Section 465(b)(5) by the amount of losses claimed in previous years and increased by additional at risk amounts contributed to the activity. If the amount of loss exceeds the at risk amount, the excess loss is held in a suspense account and treated as a deduction in the first succeeding taxable year that the taxpayer is at risk. The carryover loss is then added to the deductions allowable for such year but is limited at the end of such year by the amount then at risk. Under proposed Regulation Section 1.465-2(b), there is no limitation on the number of years to which such deductions may be carried.

         In addition to the "at risk" rules discussed above, Section 704(d) provides that a partner's distributive share of partnership loss is allowed as a deduction only to the extent of the positive adjusted basis of his partnership interest at the end of the partnership year in which the loss is incurred. If a partner's distributive share of loss items exceeds his basis, as adjusted for capital contributions, distributions, the partner's share of any partnership income items and changes in his share of partnership liabilities, then only a portion of each loss item is allowed, based upon the portion that each bears to the total of all loss items. Excess losses which are not currently allowed may be carried forward indefinitely until such partner has sufficient basis to permit the deduction.

24.      Passive Activities
         ------------------

         Under the Code, deductions from passive activities, to the extent that they exceed income from all such activities (exclusive of portfolio income), generally will not be deductible against other income of the taxpayer. Thus, the taxpayer cannot use passive losses to offset personal earnings, active business income, or investment or portfolio income (such as interest, dividends, royalties, or gains from the sale of assets that generate investment or portfolio income). Similarly, credits from passive activities generally are limited to the tax allocable to the passive activities. Suspended losses and credits are carried forward and treated as deductions and credits from passive activities in the next taxable year. When the taxpayer disposes of his entire interest in an activity in a fully taxable transaction, any remaining suspended loss incurred in connection with that activity is allowed in full.

         Passive activities are defined to include trade or business activities in which the taxpayer does not materially participate and rental activities. Interest attributable to passive activities is not treated as investment interest.

         The passive loss provision generally applies to individuals, estates, partnerships, and personal service corporations (as defined for purposes of the provision). Certain closely held corporations are subject to a more limited rule under which passive losses and credits may not be applied to offset portfolio income.

         Ownership of Shares will be a passive activity and an Investor will be subject to the passive activity loss limitations with respect to his share of the Fund's losses and deductions. Consequently, an Investor's share of the Fund's losses and deductions may be deducted only to the extent of his share of the Fund's income and any income from other passive activities.

         A special provision of the passive activity rules applies to publicly traded partnerships. If this special provision were to apply to the Fund, certain additional limitations would apply, the most significant of which is that an Investor could only deduct his share of Fund losses and deductions against his share of passive activity income from the Fund. The definition of "publicly traded partnership" for purposes of this special provision is the same as the definition of "publicly traded partnership" discussed under Classification as a Partnership above, except that this special provision does not include the 90% of gross income exception.

25.      Investment by Qualified Plans and Other Tax Exempt Entities
         -----------------------------------------------------------

         In General. The following entities are generally exempt from federal income taxation:

     o Trusts forming part of a stock bonus, pension, or profit sharing plan (including a Keogh plan) meeting the requirements of Section 401(a);

     o Trusts meeting the requirements for an Individual Retirement Account ("IRA") under Section 408(a) (referred to herein, along with trusts described in (A), as "Qualified Plans"); and

     o organizations described in Sections 501(c) and 501(d) (collectively with Qualified Plans "Tax Exempt Entities").

         This exemption does not apply to the extent that taxable income is derived by the above entities from the conduct of any trade or business which is not substantially related to the exempt function of the entity ("unrelated business taxable income"). If an entity is subject to tax on its "unrelated business taxable income," it may also be subject to the alternative minimum tax on related tax preference items.

         In the case of a charitable remainder trust, the receipt of any "unrelated business taxable income" during any taxable year will cause all income of the trust for that year to be subject to federal income tax. Therefore, an investment in the Fund by a charitable remainder trust would not ordinarily be appropriate. In some circumstances, however, taxability under the ordinary trust rules may not be disadvantageous to a charitable remainder trust.

         "Unrelated business taxable income" is generally taxable only to the extent that the Tax Exempt Entity's "unrelated business taxable income" from all sources exceeds $1,000 in any year. The receipt of "unrelated business taxable income" by a Tax Exempt Entity in an amount less than $1,000 per year will, however, require the Tax Exempt Entity (except an IRA) to file a federal income tax return to claim the benefit of the $1,000 per year exemption. Fiduciaries of Tax Exempt Entities considering investing in Shares are urged to consult their own tax advisors concerning the rules governing "unrelated business taxable income."

         Gains or losses from the sale, exchange or other disposition of property, interest income and royalty income are generally excluded from the computation of "unrelated business taxable income." "Unrelated business taxable income" includes, however, gain or loss from the sale, exchange or other disposition of property held by a dealer and "debt-financed property."

         Although some of the Fund's income may be treated as royalty income, a significant portion of the Fund's income will be considered to be derived from sales in the ordinary course of business. Thus, Tax Exempt Entities should expect a significant portion of the income derived from their investment in the Fund to constitute "unrelated business taxable income."

         B. Debt-Financed Property. Even though certain types of income, such as interest and royalties, generally may be considered passive and excluded from unrelated business income tax, such income when derived from an investment in property which is "debt-financed" can still result in income subject to taxation. "Debt-financed property" is defined in the Code as any property which is held to produce income and with respect to which there is "acquisition indebtedness." "Acquisition indebtedness" includes indebtedness incurred by a Tax Exempt Entity to acquire Shares and indebtedness incurred by the Fund. Each Tax Exempt Entity should consult with its own counsel regarding whether it may have incurred "acquisition indebtedness" to acquire Shares.

         In the event the Fund invests in and owns property on which there is "acquisition indebtedness," a portion of each Tax Exempt Entity's distributive share of the Fund's taxable income (including capital gain) may constitute "unrelated business taxable income." This portion would be determined in accordance with the provisions of Section 514 and is the portion of the Tax Exempt Entity's distributive share of Fund income which is approximately equivalent to the ratio of the Fund's debt to the basis of the Fund's property. Therefore, a Tax Exempt Entity that purchases Shares may be required to report such portion of its pro rata share of the Fund's taxable income as "unrelated business taxable income." It should be noted that in computing the "unrelated business taxable income" of a Tax Exempt Entity for this purpose, the deduction for depreciation is limited to the amount computed under the straight-line method.

         The Fund is likely to incur "acquisition indebtedness" in its operations which is allocable to any Tax Exempt Entity, thus resulting in "unrelated business taxable income" to such entity.

         C. ERISA Considerations. In considering an investment in Shares, fiduciaries of Qualified Plans should consider (i) whether the investment is in accordance with the documents and instruments governing such Qualified Plan,
(ii) whether the investment satisfies the diversification requirements of
Section 404(a)(1)(C) of the Employee Retirement Income Security Act of 1974 ("ERISA"), if applicable; (iii) the fact that the investment may result in "unrelated business taxable income" to the Qualified Plan (including IRAs and Keogh plans); (iv) whether the investment provides sufficient liquidity; (v) their need to value the assets of the Qualified Plan annually; and (vi) whether the investment is prudent.

         ERISA generally requires that the assets of employee benefit plans be held in trust and that the Manager, or a duly authorized investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the plan. ERISA also imposes certain duties on persons who are fiduciaries of employee benefit plans subject to ERISA and prohibits certain transactions between an employee benefit plan and the parties in interest with respect to such plan (including fiduciaries). Under the Code, similar prohibitions apply to all Qualified Plans, including IRAs and Keogh plans covering only self-employed individuals which are not subject to ERISA. Under ERISA and the Code, any person who exercises any authority or control respecting the management or disposition of the assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan.

         Furthermore, ERISA and the Code prohibit "parties in interest" (including fiduciaries) of a Qualified Plan from engaging in various acts of self-dealing such as dealing with the assets of a Qualified Plan for his own account or his own interest. To prevent a possible violation of these self-dealing rules, neither the Manager nor their Affiliates will purchase Shares with assets of any Qualified Plan (including a Keogh plan or IRA) if they
(i) have investment discretion with respect to such assets or (ii) regularly give individualized investment advice which serves as the primary basis for the investment decisions with respect to such assets.

         If the assets of the Fund were deemed to be "plan assets" under ERISA,
(i) the prudence standards and other provisions of Title 1 of ERISA applicable to investments by Qualified Plans and their fiduciaries would extend (as to all plan fiduciaries) to investments made by the Fund and (ii) certain transactions that the Fund might seek to enter into might constitute "prohibited transactions" under ERISA and the Code.

         The Department of Labor has published a final regulation concerning the definition of what constitutes the assets of a Qualified Plan with respect to its investment in another entity (the "ERISA Regulation"). Section 2510.3-101(a)(2) of the ERISA Regulation provides as follows:

         "Generally, when a plan invests in another entity, the plan's assets include its investment, but do not, solely by reason of such investment, include any of the underlying assets of the entity. However, in the case of a plan's investment in an equity interest of an entity that is neither a publicly-offered security nor a security issued by an investment company registered under the Investment Company Act of 1940 its assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that (i) The entity is an operating company, or (ii) Equity participation in the entity by benefit plan investors is not significant."

Under Section 2510.3-101(f)(1) of the ERISA Regulation, equity participation in an entity by Qualified Plans is "significant" on any date if, immediately after the most recent acquisition of any equity interest in an entity, 25% or more of the value of any class of equity interests in the entity is held by Qualified Plans.

         Unless another exemption under the Regulation is available, the Manager will not admit any Qualified Plan as an Investor or consent to an assignment of Shares if such admission or assignment will cause 25% or more of the value of all Fund Shares to be held by Qualified Plans. Accordingly, the assets of a Qualified Plan investing in the Fund should not, solely by reason of such investment, include any of the underlying assets of the Fund.

         Each fiduciary of a Qualified Plan (and any other person subject to ERISA) should consult his tax advisor and counsel regarding the effect of the plan asset rules on an investment in the Fund by a Qualified Plan.

26.      Foreign Investors
         -----------------

         Should the Fund, in its discretion, accept subscriptions form foreign investors, the Fund will be required to withhold and pay to the Service 35% of any taxable income of the Fund allocable to a foreign Investor, or such other rate as may be imposed hereafter. Ownership of Shares by a nonresident alien individual or a foreign corporation may also cause that individual or corporation to be considered to be engaged in a trade or business in the United States for United States income tax purposes.

         In addition, Shares will constitute "United States real property interests" for purposes of the Foreign Investment in Real Property Tax Act of 1980. Consequently, a purchaser of Shares from a foreign Investor will generally be required to withhold and pay to the Service a portion of the purchase price.

         The withholding requirements described above do not excuse a foreign Investor from filing a United States tax return with respect to income attributable to his Shares, and any tax due in excess of the amounts withheld must be paid by the filing deadline applicable to such foreign Investor. In the event of overwithholding, a foreign Investor must file a United States tax return or other application in order to secure the overwithheld amount. These rules may require the filing of United States tax returns or other documents with the Service by foreign Investors not otherwise subject to such filings.

         Each prospective foreign Investor should consult his personal tax adviser with respect to these and other special tax consequences that may apply to such person with regard to his investment.

27.      Partnership Anti-Abuse Regulations
         ----------------------------------

         Treasury Regulation section 1.701-2(b) provides, inter alia, that:
"...if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner that is inconsistent with the intent of subchapter K, the Commissioner can recast the transaction for federal tax purposes, as appropriate to achieve tax results that are consistent with the intent of subchapter K, in light of the applicable statutory and regulatory provisions and the pertinent facts and circumstances." Subchapter K is the section of the Code which deals with partnership taxation. The Fund does not intend to enter into any transactions which it believes will be subject to recasting by the Service under the authority of this Regulation. Due to the extremely broad language of the Regulation, however, and varying interpretations of the intent of subchapter K, no assurance can be given that the Service will not attempt to apply the Regulation to one or more transactions engaged in by the Fund.

28.      Possible Changes in Tax Laws
         ----------------------------

         The statues, regulations and rules with respect to all of the foregoing tax matters are constantly subject to change by Congress or by the Department of the Treasury, and the interpretations of such statutes, regulations and rules may be modified or affected by judicial decision or by the Department of the

Treasury. Because significant amendments have been made to the Code in recent years and few final regulations have been promulgated pursuant to such amendments and very few rulings have been issued thereunder, and because of the continual changes made by Congress, the Department of the Treasury and the courts with respect to the administration and interpretation of the tax laws, no assurance can be given that the foregoing opinions and interpretations will be sustained or that tax aspects summarized herein will prevail and be available to the Investors.

29.      State and Local Taxes
         ---------------------

         In addition to the federal income tax consequences described above, prospective Investors should consider potential state and local tax consequences of an investment in the Fund. In general, an Investor's distributive share of the taxable income or loss of the Fund generally will be required to be included in determining the Investor's reportable income for state or local tax purposes in the jurisdiction in which he is a resident. In addition, some states in which the Fund may do business or own properties impose taxes on non-resident Investors determined with reference to their pro rata share of Fund income derived from such state; any tax losses derived through the Fund from operations in such state may be available to offset only income from other sources within the same state. To the extent that a non-resident Investor pays tax to a state by virtue of Fund operations within that state, the Investor may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. In addition, estate or inheritance taxes might be payable in such jurisdictions upon the death of an Investor. Thus, an Investor might be subject to income, estate or inheritance taxes and may be required to file tax returns in states and localities where the Fund operates, as well as in the state or locality of his residence.

         Investors are urged to consult their own tax advisors in regard to the state and local income tax consequences of an investment in the Fund.

30.      Need for Independent Advice
         ---------------------------

         The tax matters relating to the Fund and its proposed transactions are complex and subject to various interpretations. The foregoing analysis is merely a summary and is not intended as a complete discussion of all tax aspects of the Fund's activities or as a substitute for careful tax planning. Each prospective investor must consult with and rely upon his own tax counsel with respect to the possible tax results of his investment in the Fund.

         Neither the Fund, the Manager, counsel nor professional advisors engaged by or associated with any of them guarantee that the tax consequences contemplated to be offered to the Investors as a result of the proposed investment will in fact be available in whole or in part. Investors must look solely to and rely upon their own advisors with respect to the tax consequences of their investment.

31.      Conclusion
         ----------

         Subject to the preceding discussion, it is Black & Associates' opinion that the material federal income tax benefits, in the aggregate anticipated from the operation of the Fund more likely than not will be realized in substantial part by Investors who are individual United States citizens and who acquire their Interest for profit subject to the passive activity loss limitations of
Section 469 of the Code. It should be noted that Black & Associates' opinion is not binding upon the Service or the courts.

                     ADDITIONAL ASPECTS OF THE LLC AGREEMENT

         THE RIGHTS AND OBLIGATIONS OF THE MANAGER AND THE INVESTORS ARE GOVERNED BY THE LLC AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A. NO PROSPECTIVE INVESTOR SHOULD SUBSCRIBE TO THE FUND WITHOUT FIRST THOROUGHLY REVIEWING SUCH AGREEMENT. THE FOLLOWING IS ONLY A BRIEF SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE LLC AGREEMENT AND SHOULD NOT BE CONSIDERED AS A COMPLETE DISCUSSION OF ALL OF THE PROVISIONS OF THE LLC AGREEMENT. SEE LLC AGREEMENT - EXHIBIT A.

         Accounting. The accounting period of the Fund will end on December 31 of each year. The Fund will utilize the accrual method of accounting for the Fund's operations on the basis used in preparing the Fund's federal income tax returns with such adjustments as may be in the Fund's best interest.

         Books and Records; Reports. The Fund will keep appropriate records relating to their activities. All books, records and files of the Fund will be kept at the Manager's principal office at Great Neck, New York. An independent certified public accounting firm will prepare the Fund's federal income tax returns as soon as practicable after the conclusion of each year. The Fund will use their reasonable best efforts to obtain the information for those returns as soon as possible and to cause the resulting accounting and tax information to be transmitted to the Shareholders as soon as possible after receipt from the accounting firm.

         Each Investor will receive periodic reports as to his or her Fund's activities and will receive as soon as practicable after the end of each year the necessary federal and state income tax information.

         Governing Law. All provisions of the LLC Agreement will be construed according to the laws of the State of Delaware except as may otherwise be required by law in any other state. In addition, the LLC Agreement requires that Shareholders consent to personal jurisdiction of and venue in the Delaware courts.

         Control of LLC Operations. The powers vested in the Manager under the LLC Agreement are broad. The Manager has full, exclusive and complete discretion in the management and control of the affairs of the Fund and Investors have no power to take part in the management of, or to bind, the Fund.

         The Fund's officers are appointed by the Manager and may be removed by it at any time. Additionally, the Manager may authorize any sale, lease, pledge or other transfer of substantially all of a Fund's assets without a vote of the Investors.

         Amendments and Voting Rights. The Manager may amend the LLC Agreement without notice to or approval of the holders of Investor Shares for the following purposes: to cure ambiguities or errors; to conform the LLC Agreement to the description in this Memorandum; to equitably resolve issues arising under the LLC Agreement so long as similarly situated Investors are not treated materially differently; to comply with law; to make other changes that will not materially and adversely affect any Investor's interest; to maintain the federal income tax status of the Fund or any Shareholder, as long as no Investor's liability is materially increased; or to make modifications to the computation of items affecting the Investors' capital accounts to comply with the Code or to reflect the creation of an additional class or series of Shares and the terms thereof.

         Other amendments to a Fund's LLC Agreement may be proposed either by the Manager or by Fund Investors. A vote on the proposal may be made by, either by calling a meeting of the Shareholders or by soliciting written consents. The procedure for such meetings or solicitations is found at Section 15.2 of the Fund's LLC Agreement. Such proposed amendments require the approval of Investors who hold of record at least a majority of the total Investor Shares on the record date for the action, given at a meeting of Shareholders or by written consents. Any amendment requiring Investor action (other than an amendment to allow the Fund to be taxed other than as a partnership) may not increase any Shareholder's liability, change the Capital Contributions required of him or her or his or her rights in interest in the Fund's Profits, Losses, deductions, credits, revenues or distributions in more than a de minimis matter, or change his or her rights on dissolution or any voting rights without the Shareholder's consent. Any amendment which changes the Manager's management rights requires its consent. Generally, Investors have no right to vote on matters not involving an amendment to the LLC Agreement or the removal of the Manager. However, if any other matter does require a vote of Investors, it must be approved by Investors who own of record at least a majority of the total Investor Shares, or if a different vote is required by law, each Investor will have voting rights equal to his or her total Investor Shares for purposes of determining the number of votes cast or not cast.

         For all purposes, a majority of the Investor Shares is a majority of the issued and outstanding shares, including those owned, if any, by the Manager or its Affiliates. A majority of the shares voted is insufficient if it is less than a majority of the outstanding shares.

         The consent of all holders of Investor Shares is required for dissolving or terminating a Fund, other than as provided by the LLC Agreement; or adding a new Manager except as described below.

         Removal of Manager. Investors may propose the removal of the Manager, either by calling a meeting or soliciting consents in accordance with the terms of the LLC Agreement. Removal of the Manager requires the affirmative vote of Investors who are holders of record of at least a majority of the total Investor Shares. See "Fiduciary Responsibilities of Manager" for information on the effect of votes cast by interested Shareholders. Removal of a Manager causes a dissolution of the Fund unless a majority of the Investor Shares elects to continue the Fund. The Investors may replace the removed Manager or fill a vacancy by vote of Investors who hold of record a majority of the total Investor Shares.

         If the Manager is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its management rights and rights to distributions, if any, for a series of cash payments from the Fund in amounts equal to the amounts of distributions to which the Manager would otherwise have been entitled under the LLC Agreement in respect of investments made by the Fund prior to the date of any such removal, resignation or other incapacity. The removed Manager would continue to receive its pro rata share of all allocations to Investors as provided in the LLC Agreement which are attributable to any Investor Shares owned by it.

         Alternatively, the removed Manager may elect to engage a qualified independent appraiser and cause the Fund to engage another qualified independent appraiser (at the Fund's expense in each case) to value the Fund Property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Fund) whose determination, made on the same basis, would be final and binding.

         Based on the appraisal, the Fund would make allocations to the removed Manager's capital account of Profits, Losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Fund's fiscal year had ended, solely for the purpose of determining the Manager's capital account. If the removed Manager has a positive capital account after such allocation, the Fund would deliver a promissory note of the Fund to the Manager, the principal amount of which would be equal to the Manager's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 25% of any available cash before any distributions thereof are made to the Investors under the LLC Agreement.

         If the capital account of the removed Manager has a negative balance after such allocation, it would be obligated to contribute to the capital of the Fund in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the removed Manager chose to elect the appraisal alternative, its entire interest in the Fund would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

         Dissolution of Fund. The Fund will dissolve on the earliest to occur of
(a) December 31, 2040, (b) the sale of substantially all of the Fund's Property,
(c) the removal, dissolution, resignation, insolvency, bankruptcy, death or other legal incapacity or disqualification of the Manager, (d) the vote of either all Investors or of the Manager and Investors who own at least a majority of the Investor Shares of record or (e) any other event requiring dissolution by law. The Fund will wind up its business after dissolution unless (i) the Manager and Investors who own at least a majority of the Investor Shares of record or
(ii) if there is no Manager, Investors who own at least a majority of the Investor Shares of record, elect to continue the Fund. The Manager (or in the absence thereof, a liquidating trustee chosen by the Investors) will liquidate the Fund's assets if it is not continued.

         Transferability of Interests. No Investor may assign or transfer all or any part of his or her interest in the Fund and no transferee will be deemed a substituted Investor or be entitled to exercise or receive any of the rights, powers or benefits of an Investor other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by a Fund, in its sole and absolute discretion, as a substituted Investor, and (ii) certain other requirements set forth in the Fund's LLC Agreement (including receipt of an opinion of counsel that the transfer does not have adverse effects under the securities laws and the Investment Company Act of 1940) have been satisfied.

         The Manager may not resign except for cause (which cause does not include the fact or determination that continued service would be unprofitable to it) and may not transfer its interest in a Fund except to pledge it as security for a loan to the Manager if the pledge does not reduce cash flow distributable to other Shareholders, or to waive compensation and fees payable to it under the LLC Agreement.

         The Manager's Capital Account. The Manager is obligated under the LLC Agreement to restore any deficit in its capital account prior to any liquidating distribution by a Fund. The Manager reserves the right, however, to offset this obligation by waiving all or a portion of its rights to a distribution of any fees or other compensation due it under the Fund's LLC Agreement.

                                    LIABILITY

         Assuming compliance with the LLC Agreement and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which a Fund conducts its business, an Investor will not be personally liable under Delaware law for any obligations of the Fund, except to the extent of any unpaid Capital Contributions, except for the amount of any wrongful distributions that render the Fund insolvent and except for indemnification liabilities arising from any misrepresentation made by him or her in the Investor Subscription Booklet (separately bound as Exhibit D to this Memorandum) submitted to the Fund. Each Fund will, to the extent practicable, endeavor to limit the liability of the Investors in each jurisdiction in which the Fund operates.

         The law governing whether a jurisdiction other than Delaware will honor the limitation of liability extended under Delaware law to the Investors is uncertain. All states have adopted specific legislation permitting limited liability companies to limit the liability of their members and it is likely that those states would similarly honor a Fund's limitations on liability of Investors. In many states, there has been no authoritative judicial determination as to whether the limitation of liability would be honored. However, regardless of the local treatment of LLC's, the Fund believes that the Investors will not be subject to personal liability and that with regard to the operation of a Fund itself, the limitation of Investors' liability under Delaware law will govern.

         The Delaware Act does not contain any provision imposing liability on an Investor for participation in the control of the Fund, although no Investor has any rights to do so except through the rights to propose and vote on matters described above. The Delaware Act requires an Investor who receives distributions that are made when a Fund is or would be rendered insolvent and who knew at the time of the distribution that the Fund was or would be rendered insolvent to return those distributions.

         BY SIGNING THE SUBSCRIPTION AGREEMENT (EITHER IN PERSON OR BY THEIR REPRESENTATIVES) AND ENGAGING TO PAY THE PRICE OF SHARES, AN INVESTOR BECOMES BOUND BY THE PROVISIONS OF HIS OR HER FUND'S LLC AGREEMENT AT THE TIME HIS OR HER SUBSCRIPTION IS ACCEPTED BY THE FUND, EVEN THOUGH HE OR SHE DOES NOT SIGN THE LLC AGREEMENT.

                                OTHER INFORMATION

General
-------

         The Fund undertakes to make available to each prospective Investor or his purchaser representative, or both, during the course of the transaction and prior to sale, the opportunity to ask questions of and receive answers from the Fund or any person acting on its behalf relating to the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of information made available to such purchaser.

         Prior to making an investment decision respecting the securities described herein, a prospective Investor should carefully review and consider this entire Memorandum and the exhibits thereto including without limitation the LLC Agreement. Prospective Investors are urged to make arrangements with the Fund to inspect any books, records, contracts, or instruments referred to in this Memorandum and other data relating thereto. The Fund is available to discuss with prospective Investors any matter set forth in this Memorandum or any other matter relating to the securities described herein, so that Investors and their advisors, if any, may have available to them all information, financial and otherwise, necessary to formulate a well-informed investment decision.

Authorized Sales Material
-------------------------

         Sales material may be used in connection with the Offering of the Shares only when accompanied or preceded by the delivery of this Memorandum. Only sales material that indicates that it is distributed or approved by the Fund or the Placement Agent may be distributed to prospective Investors. In addition, the Fund or the Placement Agent may distribute a summary of the Offering containing highlights or other summary information concerning the Offering, information regarding the Manager, a particular project, the Fund or other investment programs sponsored by the Manager or one of its Affiliates. All such additional sales material will be signed by or otherwise identified as authorized by the Fund. Any other sales material or information has not been authorized for use by the Fund or the Placement Agent and must be disregarded by Investors.

         All authorized sales material will be consistent with this Memorandum, as supplemented. Nevertheless, sales material by its nature does not purport to be a complete description of this Offering and Investors must review this Memorandum and supplements carefully for a complete description of the Offering. Authorized sales material should not be considered to be the basis for the Offering of Shares or an Investor's decision to purchase Shares. Sales material is not a part of this Memorandum and is not incorporated by reference into this Memorandum unless expressly stated in this Memorandum or supplements hereto.

         INVESTORS MAY NOT RELY ON ORAL STATEMENTS MADE BY BROKER-DEALERS, REGISTERED REPRESENTATIVES, OR OFFICERS OR EMPLOYEES OF THE MANAGER OR THE FUND.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby is being passed upon for the Manager by Black & Associates, 20 East 46th Street, New York, New York 10017. Such firm has acted as special counsel to the Manager and will not represent or advise the Fund or any prospective Investor in connection with this Offering. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD CONSULT THE INVESTOR'S OWN LEGAL, TAX AND INVESTMENT COUNSEL.

         Copies of Black & Associates' opinion as to the validity of the issuance of the Shares may be obtained by writing to the Fund.

         Black & Associates' representation of the Manager has been limited to matters specifically addressed to it. No Investor should assume that Black & Associates has in any manner investigated the merits of an investment in the Shares, or undertaken any role other than reviewing items specifically referred to it with regard to the preparation of this Memorandum and the issuance of the opinion referred to above. The opinion of Black & Associates is available to any Investor upon request.

                        LITIGATION AND OTHER PROCEEDINGS

         The Fund is not a party to any pending legal proceeding. Prior proceedings affecting the Manager or its Affiliates follow.

         In April 2002 Ridgewood Securities Corporation received notice from the NASD of a proposed disciplinary action citing the failures by Mr. Swanson and its other principal to complete a continuing education requirement on time. On June 10, 2002, Ridgewood Securities Corporation accepted and paid the proposed penalty of $7,500. The omissions had no effect on any Ridgewood investment program or investors.

         In 1994, the Manager sold all of the assets of 24 of the oil and gas programs to Apache Corporation, and the proceeds of sale were distributed to investors and the programs terminated. Another six oil and gas programs have been terminated over time as their wells became depleted. Ridgewood Energy is currently administering the remaining 19 oil and gas programs.

         Since 1982, there have been six legal proceedings commenced against Ridgewood Energy, Mr. Swanson or their affiliates that relate to the 46 oil and gas investment programs sponsored by Ridgewood Energy and Mr. Swanson. These actions have contained allegations which are typical for these types of claims, including claims of violation of federal and state securities laws, violations of the Racketeer Influenced and Corrupt Organization Act, wire fraud, mail fraud, securities fraud, interstate transport of fraudulently obtained goods, breach of fiduciary duty, negligent misrepresentations, imposition of constructive trust, treble damages and other similar claims. In none of these proceedings has there been any determination against Ridgewood Energy or Mr. Swanson with respect to the alleged offenses. The following is a brief description of these actions.

         In 1991, a former employee commenced an action against Ridgewood Energy and Mr. Swanson in the U.S. District Court for the Northern District of California for breach of an implied employment contract. The complaint also included securities allegations of the types described above in connection with the purchase by such employee of interests in various oil and gas programs sponsored by Ridgewood Energy and Mr. Swanson. After discovery, the District Court granted summary judgment in favor of Ridgewood Energy and Mr. Swanson on all the claims relating to the purchase of securities in the oil and gas programs based on plaintiff's failure to state a cause of action. Subsequently, the District Court also entered summary judgment in favor of Ridgewood Energy and Mr. Swanson on plaintiff's employment claim. Both these orders (which had the effect of completely terminating plaintiff's lawsuit without any liability to Ridgewood Energy or Mr. Swanson) were affirmed by the Ninth Circuit Court of Appeals.

         Also in 1991, a well known plaintiff's attorney purporting to represent a group of 30 investors in various Ridgewood Energy oil and gas programs commenced an action against Ridgewood Energy, Mr. Swanson and others alleging a variety of the claims described above. Prior to discovery, the plaintiffs voluntarily dismissed Ridgewood Energy and Mr. Swanson as defendants in the action. The action was subsequently completely terminated without any liability of Ridgewood Energy or Mr. Swanson.

         In 1994, two independent brokers who both purchased for themselves, and sold to their clients, securities offered in certain of the Ridgewood Energy oil and gas programs commenced an arbitration proceeding before a National Association of Securities Dealers ("NASD"') arbitration panel alleging claims similar to those described above on behalf of themselves and their clients against Ridgewood Energy, the Placement Agent, Mr. Swanson and others. In addition, the brokers also asserted a claim for additional compensation from Ridgewood Energy and affiliates for the sale of such securities. The NASD arbitration panel dismissed all of the claims against Ridgewood Energy for lack of jurisdiction. The arbitration against the Placement Agent and Mr. Swanson was settled in February 1998 together with the lawsuit described at (d) below for an amount significantly less than $100,000.

         In December 1997, Ridgewood Energy was informed that the two independent brokers named in paragraph (c) above brought a lawsuit in the Superior Court of New Jersey, Bergen County, making similar allegations against Ridgewood Energy, Mr. Swanson and others and making a claim for additional compensation for the sale of securities in the oil and gas programs. The complaint was never served on Ridgewood Energy or Mr. Swanson and was settled together with the arbitration described at (c) above.

         In 1995, another plaintiff's attorney commenced an action against Ridgewood Energy, Mr. Swanson and others in the U.S. District Court for the District of New Jersey alleging a variety of the claims described above, named Gunter, et al. v. Ridgewood Energy Corp., et al. (the "Gunter Case"). The complaint in the Gunter Case is a verbatim copy of the complaint in the action described in (b) above, except that plaintiffs alleged additional claims arising out of the 1994 sale of the assets of certain Ridgewood Energy oil and gas programs to Apache Corporation. On December 4, 1995 the judge hearing the case entered an order which certified the Gunter Case as a "class action," thereby permitting plaintiffs to represent a "class"' consisting of the investors in the 1986 through 1989 Ridgewood Energy oil and gas programs which participated in the sale of assets to Apache Corporation. After extensive pre-trial discovery and motion practice, the parties agreed in June 1999 to a settlement of the action in which the defendants would pay a total of $9.5 million to the plaintiff class, inclusive of attorneys' fees. Ridgewood Energy Corporation and Mr. Swanson paid the class a total of $5 million in five annual installments beginning in June 1999. All such installments have been paid. The court considered and approved the fairness of the settlement in September 1999.

         On April 24, 1996, a group of 31 investors in various Ridgewood Energy oil and gas programs commenced an action in the New Jersey Superior Court against Ridgewood Energy Corporation, Ridgewood Securities Corporation and Robert E. Swanson alleging common law fraud, negligent misrepresentation and breach of fiduciary duty in connection with the sale of securities in those programs between 1986 and 1990. No specific damages were claimed. Most of the plaintiffs in this lawsuit were plaintiffs in the lawsuit described in paragraph
(b) and it essentially restated the allegations of that 1991 lawsuit. The lawsuit was dormant from June 1996 to September 1997, when the court dismissed it without prejudice because the plaintiffs had not pursued the lawsuit.

         In addition to routine litigation occurring in the ordinary course of the management of the Power Programs, Ridgewood Power and two of the Power Programs were sued by seven individuals alleging that a registered representative of a broker-dealer not affiliated with Ridgewood Power had made false statements to them and to Ridgewood Power on their behalf in connection with the sale of interests in the Power Programs, but that Ridgewood Power nonetheless benefited from and is responsible for the representative's actions. Plaintiffs also sued the registered representative's employer and seven issuers, none of whom are affiliated with Ridgewood Power, whose securities were also sold by the registered representative to plaintiffs. During 2001 and in January 2002, the United States District Court for the District of Maryland and the Maryland trial courts gave summary judgment in favor of Ridgewood Power and the two Power Programs in all of these cases except for the last case, which was dismissed voluntarily by the plaintiff.

         On August 4, 2001, NetHorsepower, Inc., a Portfolio Company owned by the two Ridgewood Capital Venture Partners II programs, brought suit against Ridgewood Capital Management LLC and Ridgewood Horsepower, LLC (the holding company for the investment made by the Venture Partners II programs). The lawsuit contains a single count alleging breach of a contract to fund NetHorsepower, Inc. The claimed damages are in excess of $5 million. The lawsuit was brought in the Superior Court of California, Visalia County, but the defendants removed the case to the United States District Court for the Eastern District of California and it was then transferred to the United States District Court for the Northern District of California on Ridgewood Capital's motion. On January 28, 2002, that court dismissed Ridgewood Capital and all defendants with prejudice except for Ridgewood Horsepower, LLC. Subsequently, the federal action was dismissed as to Ridgewood Horsepower, LLC without prejudice, and a second action, naming Ridgewood Capital, Ridgewood Horsepower, LLC and two individual Ridgewood Capital associates was filed in Tulare County, California Superior Court, based on the same set of operative facts. An amended complaint is anticipated. Ridgewood Horsepower has no assets other than its investment in NetHorsepower and thus Ridgewood Capital believes that in its current form the lawsuit is not likely to have a material impact on the Venture Partners II programs or Ridgewood Capital. Ridgewood Capital believes that the lawsuit is without merit and it will defend the action vigorously.

         On December 11, 2001, Ms. Jeanette Granat, the holder of five shares in Ridgewood Venture Partners II LLC (one of the Venture Partners II programs), brought a lawsuit in the United States District Court for the Southern District of Florida against that program, Ridgewood Capital and the Placement Agent. Ms. Granat had failed to make capital call payments and owed approximately 65% of the amount due for the five shares she had purchased. She requested declaratory and injunctive relief compelling that program to recognize her as the owner of five full shares and to overrule forfeiture provisions of that program that have deprived her of certain distributions and rights to proceeds because of her capital call defaults. In addition, she complains of alleged breaches of fiduciary duty and the program's limited liability company agreement by Ridgewood Capital. Ridgewood Capital believes that the lawsuit is without merit and is an attempt by Ms. Granat to avoid the consequences of her defaults. Recently, Ridgewood Capital settled this case with Ms. Granat paying her approximately $100,000 and agreeing to transfer a small percentage of Ridgewood Capital's "back-end" participation rights with respect to Ridgewood Venture Partners II LLC investment in SavaJe Technologies.

         On July 23, 2002, Ridgewood Capital received notice that ACO Partners, LLC, who had invested approximately $1 million in shares of GroupFire, Inc., a portfolio company owned by the two Ridgewood Capital Venture Partners II programs, had brought suit against Ridgewood Capital, the two funds, a former consultant to the funds and Ridgewood GroupFire, LLC (the holding company for the investment made by the Venture Partners II programs). The lawsuit alleges breach of contract, fraud, breach of fiduciary duty and securities law violations based on defendant's failure to provide additional capital to GroupFire, Inc. and an alleged plan to prevent any other person from obtaining control of the company. The claimed damages are approximately $1 million plus unspecified damages for lost opportunities and punitive damages. The lawsuit was brought in the Superior Court of California, San Mateo County, and transferred to the Santa Clara County Superior Court. The Santa Clara County, California Superior Court sustained two demurrers to the complaint, and on June 4, 2003, judgment was entered in favor of the Ridgewood defendants and against plaintiff. It is unclear whether an appeal will be filed. Ridgewood Capital believes that the lawsuit is without merit and a transparent attempt by a co-investor to obtain some return on its investment, and Ridgewood Capital will defend the action vigorously.

Financial Statements
--------------------

         Since the Fund is newly formed and has acquired no assets and incurred no liabilities, no financial statements are included for the Fund. A copy of the unaudited, financial statements of Ridgewood Energy Corporation as of December 31, 2002 and December 31, 2003 are attached hereto as Exhibit C.

                                   DEFINITIONS
                                   -----------

         Whenever used in this Memorandum, the following terms shall have the meanings set forth below, unless the context otherwise indicates. The singular shall include the plural and the masculine gender shall include the feminine and vice versa, as the context requires. In addition, the term "person" as used in this Memorandum shall include natural persons and entities, including without limitation, corporations, unless the context otherwise indicates.

ACCREDITED INVESTOR - An Accredited Investor as that term is defined in Regulation D as adopted by the Securities and Exchange Commission.

ACT - The Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

ADDITIONAL CAPITAL CONTRIBUTIONS - Any capital contributions to the Fund made by a Shareholder pursuant to Section 9.5 of the LLC Agreement.

ADMINISTRATIVE AND OVERHEAD EXPENSES - The customary, routine and necessary costs and expenses incurred by the Manager which are associated with or attributable to administration of the business of the Fund, including, but not limited to, an allocable portion of telephone, postage, computer service, accounting and legal fees, regulatory reporting, and an allocable portion of salaries and expenses of employees and officers of the Manager. Such expenses do not include the direct expenses of the Fund such as legal, accounting and consulting expenses.

AFFILIATE - An "affiliate" of, or person "affiliated" with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

BLOCK - A numbered area of acreage, either on land or submerged in the Gulf of Mexico, on an official diagram of leasing map which is auctioned off and leased by the MMS for exploratory drilling and development.

CAPITAL CONTRIBUTIONS - The contributions of the Investors to the Fund. For all purposes of this Memorandum, the Capital Contribution of each Investor shall be $150,000 per Share (prorated for fractional or multiple Shares).

CARRIED INTEREST - Typically, a fractional Working Interest retained by the seller of a Working Interest on the condition that the purchasers ratably pay the portion of drilling costs for the first well otherwise attributable to the Carried Interest.

CODE - The Internal Revenue Code of 1986, as amended from time to time.

DELAWARE ACT - The Delaware Limited Partnership Act, as amended.

DRY-HOLE COSTS - The cost of drilling the well. Completion costs are in addition to Dry-Hole costs but only come due if the well locates producible oil or gas.

ESCROW DATE - The date on which the Fund has collected full payment for at least 10 Shares and has deposited those funds in the escrow account for this Offering.

FARMEE - The person who is assigned a Working Interest or portion thereof under a Farm-out Agreement.

FARM-IN - Earning acreage in potential oil and natural gas properties under a Farm-out Agreement.

FARMOR - Owner of a Working Interest already under lease who assigns all or a portion of such interest under a Farm-out Agreement.

FARM-OUT - Assigning all or a portion of a Farmor's Working Interest in a lease pursuant to a Farm-out Agreement.

FARM-OUT AGREEMENT - An agreement whereby the owner of the Working Interest agrees to assign all or a portion of such interest in certain specific acreage, subject to the drilling of one or more specific wells or other performance as a condition of the assignment, and retains some interest such as an Overriding Royalty Interest, an oil and natural gas payment, offset acreage or other type of interest which may convert to a Working Interest after the drilling of an initial well, the recoupment of costs of the assignee or some other event.

FUND - Ridgewood Energy K Fund, LLC c/o Ridgewood Energy Corporation, 1010 Northern Boulevard, Suite 208, Great Neck, New York 11021.

FUND PROPERTY - All property owned or acquired by the Fund or on its behalf .

INTANGIBLE DRILLING COSTS - All expenditures made with respect to any well, prior the establishment of production in commercial quantities, for wages, fuel, repairs, hauling, supplies and other costs and expenses incident to an necessary for the drilling of such well, which costs and expenses may be currently deducted for federal income tax purposes pursuant to Section 263(c) of the Code and Treasury Regulation Section 1.612-4(a).

INVESTOR - A purchaser of whole or fractional Shares.

LLC ACT - The Delaware Limited Liability Company act, as amended.

LIMITED LIABILITY COMPANY AGREEMENT or LLC AGREEMENT - The Limited Liability Company Agreement, dated as of April 1, 2004, by the Manager that establishes the Fund and the rights and obligations of the Manager and the Shareholders. A copy is annexed to this Memorandum as Exhibit A.

LOSSES - See "PROFITS or LOSSES," below.

MANAGING PERSONS - All of the following persons: the Manager, the Affiliates of the Manager, and the directors, officers and agents of any of the foregoing when acting on behalf of the Fund.

MANAGER - Ridgewood Energy Corporation or such substitute or different Manager as may subsequently be admitted to the Fund pursuant to the terms of the LLC Agreement.

MEMORANDUM - This Confidential Memorandum, dated April 1, 2004, as it may be amended or supplemented from time to time.

MMS - The Minerals Management Service, an agent of the United State Department of the Interior, that conducts the auctions of lease Blocks and provides general oversight of the Interior Department's offshore programs.

NON-CONSENT INTEREST - Contractual ownership interests created out of existing Working Interests under operating agreements, rather than an interest in the entire lease on which the wells are to be located. They are called "non-consent" because they are triggered when a Working Interest owner declines to supply additional capital for the drilling of new wells or for other purposes. The person who does supply that capital is granted a Non-Consent Interest in the new well or other facility. Those Non-Consent interests will revert back to the original Working Interest owners upon the recoupment by the owner of the Non-Consent Interest of a penalty amount from the production attributable to the non-consent interest. After such reversion, the Non-Consent Interest owner will have no more ownership rights with respect to the reverted interest.

OCS - Outer Continental Shelf.

OCSLA - The Outer Continental Shelf Lands Act.

OPERATING AGREEMENT - The operating agreement among Working Interest owners, including without limitation the Fund (or a joint venture in which such person participates), and the Operator of wells which provides the terms and conditions pursuant to which the Operator will conduct operations on jointly owned oil and gas properties.

OPERATING COSTS - The customary expenses incurred in connection with the operation and maintenance of a well in which the Fund owns an interest and the production and marketing of oil and natural gas therefrom, including delay rentals, storage rental, or shut-in gas royalties paid with respect to the leases, the costs of reworking or plugging and abandoning commercial wells, all costs of gathering, treating, compressing and transporting oil and natural gas and all severance, windfall profits, ad valorem and other taxes (other than income taxes).

OPERATOR - Any person, Fund, corporation or other entity responsible for conducting operations on jointly owned oil and gas operations for the account of all Working Interest owners, usually pursuant to the terms of an Operating Agreement.

ORGANIZATIONAL, DISTRIBUTION AND OFFERING EXPENSES - Expenses incurred by the Manager for organizing the Fund and closing the offering, including without limitation legal, accounting, engineering and geologic consulting fees, filing and other expenses of organizing the Fund, distribution and selling costs, and closing costs for the offering.

PLACEMENT AGENT - Ridgewood Securities Corporation, a Delaware corporation with its principal office at 947 Linwood Avenue, Ridgewood, New Jersey.

PRODUCTIVE WELL - A producing well or a well capable of production whether or not completed or currently shut in.

PROFITS or LOSSES - For a given period, the Fund's taxable income or loss, respectively, as determined under the Code, adjusted as follows:

         any income of the Fund exempt from federal income tax and not otherwise taken into account in computing Profits or Losses and any income and gain described in Treasure Regulations Section 1.704-1(b)(2) (iv)(g)(1) is added to taxable income or loss;

         any expenditures of the Fund described in Code Section 705(a)(2)(B) or treated as such under Treasure Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses are subtracted from taxable income or loss;

         unrealized gain or loss on distributions in kind deemed to have been realized on the distributed property is added or subtracted, respectively, from taxable income or loss; and

         items specially allocated under Sections 4.4 and 7.4 of the LLC Agreement are not taken into account.

PROPERTY - An area designated by the Manager in which the Fund owns or expects to own one or more oil and natural gas interests and which the Manager reasonably believe contains at least one reservoir of oil, natural gas or other hydrocarbons.

REGULATIONS - The applicable Treasury Regulations promulgated under the Code.

RIDGEWOOD - Ridgewood Energy Corporation, a Delaware corporation wholly owned by Robert E. Swanson that is the Manager of the Fund.

RIDGEWOOD ENERGY PROGRAM - One of the prior drilling and completion limited partnerships or business trusts, or funds within those limited partnerships, or one of the five Leasebank programs, or Ridgewood Energy Equity-Income, L.P., all of which were sponsored by Ridgewood and have invested in the oil and gas industry.

RIDGEWOOD SECURITIES - a Delaware corporation wholly owned by Robert E. Swanson that will act as the Placement Agent for this offering.

ROYALTY - An interest in oil, natural gas or other minerals that entitles the owner of the underlying real property to a specified fraction of production, in kind or in value, free of the expense of development and operation, and which is payable out of the leasehold interest after deduction of the cost of processing, transporting and marketing such production.

SALVAGE FUND - A fund in the nature of a sinking fund established to provide for funding anticipated salvage costs and other expenses incident to the shutdown of wells, the removal of facilities and environmental rehabilitation, if required.

SERVICE - The Internal Revenue Service.

SHAREHOLDER - A member of the Fund, including each Investor and Ridgewood.

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

SHUT-IN - To temporarily cease production from and operation of a well by shutting the valves at the wellhead or nearby.

SUBSCRIPTION AGREEMENT - The form of agreement (contained in Exhibit D hereto, which is separately bound) which each prospective Investor must execute in order to subscribe for Shares in the Fund.

TERMINATION DATE - December 31, 2004 or as may extended by the Manager as permitted by and pursuant to the LLC Agreement.

SHARES - Beneficial interests in the Fund representing a Capital Contribution of $150,000.

WORKING INTEREST - A Working Interest is an interest under an oil and natural gas lease, which carries with it the obligation to pay the costs of such operation. The holders of the entire Working Interest bear 100% of the costs of exploring, drilling, developing and operating the lease and are entitled to receive revenues derived from oil and natural gas production on such lease which remain after deduction of the cost of processing, transporting and marketing such oil and natural gas, Royalty payments, Overriding Royalty Interest payments and other burdens on production.

                                    EXHIBIT A

                                  LLC AGREEMENT

                                    EXHIBIT B

                                  TRACK RECORD

                                    EXHIBIT C

                              FINANCIAL STATEMENTS

                                    EXHIBIT D

                              SUBSCRIPTION DOCUMENT
                               (BOUND SEPARATELY)